Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO NANO DIMENSION LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

Confidential

SHARE PURCHASE AGREEMENT

among

NANO DIMENSION LTD.

and

THE SELLING SHAREHOLDERS LISTED ON SCHEDULE 1 HERETO

Dated as of November 2, 2021

i

Exhibits and Schedules

Exhibit A:	Draft Escrow Agreement [Omitted]

Schedule 1:	List of Selling Shareholders

Schedule 2.03(a):	Principles for calculating the Earn-Out and the Post-Closing Adjustment [Omitted]

Schedule 2.12(c)(6):	Draft assignment agreement for the Company Shares [Omitted]

Schedule 2.12(c)(7):	Draft assignment agreement for the Shareholder Loans [Omitted]

Schedule 3.01(c):	Fundamental Documents of the Acquired Companies [Omitted]

Schedule 3.01(d):	List of members of the Acquired Companies [Omitted]

Schedule 3.04(b):	List of Shareholder Loans and outstanding amounts [Omitted]

Schedule 5.09:	Observer mandate agreement [Omitted]

Schedule 10.03:	VDR Index of Disclosure Documents [Omitted]

Schedule 10.03(b)(2):	List of VDR documents not to be considered as Disclosed [Omitted]

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of November 2, 2021 (the “Effective Date”), is entered into by and among Nano Dimension Ltd., an Israeli company (“Purchaser”) and each of the Persons identified on Schedule 1 (the “Selling Shareholders”).

WHEREAS, each Selling Shareholder is the record owner of the number of Company Shares (as defined below) set forth opposite such Selling Shareholder’s name in Schedule 1; and

WHEREAS, the Selling Shareholders are the record owners of, in the aggregate, 100% (one hundred percent) of the issued Company Shares; and

WHEREAS, the Parties intend, subject to the terms and conditions herein, to effect an acquisition by the Purchaser of all of the issued share capital of the Company, by way of a share purchase of all of the issued share capital of the Company; and

WHEREAS, as further provided in this Agreement, Purchaser shall have certain indemnification rights against the Selling Shareholders and Purchaser will deposit with the Escrow Agent the Escrow Fund otherwise payable by Purchaser to the Selling Shareholders as security for indemnification obligations, which shall be held in accordance with the provisions of an escrow agreement in the form attached hereto as Exhibit A and to be executed at or prior to the Closing (the “Escrow Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

Article I
Definitions

Section 1.01 Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“Accounting Manual” means the internal accounting manual of certain GAAP accounting principles used in the preparation of financial statements of the Company and its Subsidiaries, as applicable as made available under VDR Reference number Essemtec AG\Nano Di DD\07-Q&A\02-Financial KPMG\1.10_Accounting Manual.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Company or its Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company or its Subsidiaries; and (b) all other accounts or notes receivable of the Company and/or its Subsidiaries.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the Transactions or any alternative transaction proposed by Purchaser, any transaction or series of transactions involving: (i) the sale, exclusive license, disposition or acquisition of all or any portion of the business of or more than 10% of the shares and/or assets of the Acquired Companies, (ii) the issuance, disposition or acquisition of (a) any shares or other equity security of any of the Acquired Companies, (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any shares or other equity security of any of the Acquired Companies, (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other equity security of any of the Acquired Companies, or (d) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, such Person.

“Aggregate Consideration” means the Effective Closing Consideration and the Earn-Out Consideration.

“Agreed Amount” shall have the meaning ascribed to such term in Section 10.04.

“Annual Financial Statements” means the audited financial statements of the Company as at December 31, 2020 including the audited balance sheet (Bilanz) and the profit and loss statement (Erfolgsrechnung) for the period then ended, together with any notes thereto.

“Articles” means the articles of association of the Company, as amended from time to time and as in effect immediately prior to the Closing.

“Audit” means any audit, assessment, or other inquiry or examination relating to Taxes by any Tax authority or any administrative or judicial proceeding relating to Taxes.

“Authorizations” shall have the meaning set forth in Section 3.15.

“Base Closing Consideration” means an amount equal to CHF 14,000,000.

“Business” means the business of the Acquired Companies as currently conducted.

“Business Day” means any day that is not a Friday, Saturday, Sunday or other day on which banks are required to be closed in Zurich, Switzerland or in the State of Israel.

“Calculation Date” shall have the meaning set forth in Section 2.08.

“Cash” shall mean, as of the Calculation Date, without duplication, the cash and cash equivalents in hand and, to the extent not already reflected in cash and cash equivalents, all cash deposits (including cash deposit with any financial, banking, lending or other similar institution as recorded in banking statements), in each case as determined in accordance with GAAP for the Acquired Companies.

“Cause” means the termination of the employment of a member of the Management Team following any of the following events: (i) conviction of, or plea of guilty or nolo contendere to, any felony or any crime by such individual, involving moral turpitude, including but not limited to, acts of theft, embezzlement or fraud; (ii) a material breach of such individual’s employment or services agreement, company policies, non-disclosure or assignment of inventions agreements, undertaking or obligations toward the Purchaser and/or any one of the Acquired Companies (“Purchaser Group”) and such breach was not cured within 30 days of the delivery of a written notice thereof (if cure of such breach is feasible), (iii) continues disregard by such individual of the instructions of the Purchaser’s Group with respect to such individual’s performance of his duties, (iv) a breach of any of such individual’s fiduciary duties towards the Purchaser’s Group, or (v) involvement in any sexual harassment of any personnel of the Purchaser’s Group.

“Claimed Amount” shall have the meaning ascribed to such term in Section 10.04.

“Claim Notice” shall have the meaning ascribed to such term in Section 10.04.

“Closing” shall have the meaning ascribed to such term in Section 2.12.

“Closing Date” shall have the meaning ascribed to such term in Section 2.12.

“CO” means the Swiss Code of Obligations of 30 March 1911 (as amended).

“Company” means Essemtec AG, a company (Aktiengesellschaft) with registered office Mosenstrasse 20, 6287 Aesch, Canton of Lucerne, Switzerland, with registered number CHE-107.364.490.

“Company Balance Sheet” means the balance sheet included in the Unaudited Interim Financial Statements.

“Company Employee” means any current employee of the Acquired Companies.

“Company Products” means all products, devices, controllers, architecture, technology, software, firmware or service offerings of the Company that have been marketed, sold, or distributed prior to the Effective Date by or on behalf of the Company and its Subsidiaries, including any such products, devices, controllers, architecture, technology, software, firmware or service offerings which are under development, and including any such products, devices, controllers, architecture, technology, software, firmware or service offerings that form the basis, in whole or in part, of any revenue or business projection.

“Company Shares” means all of the Company’s issued registered shares with nominal value of CHF 1.00 each.

“Confidentiality Agreements” shall have the meaning ascribed to such term in Section 11.04.

“Confidential Information” means all information relating to the Company, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and contractor contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and its customers and vendors received by Purchaser and all comparable information of Purchaser received by the Company or any Selling Shareholder and their respective Representatives in connection with this Agreement; provided, however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public or general industry knowledge other than as a result of a breach of this Agreement or the Confidentiality Agreements by any Party; (ii) is or becomes available to any Party on a non-confidential basis from a source other than the Company, provided, that such Party can demonstrate that such source was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information; (iii) was independently developed by a Party prior to the Closing without using any non-public information of the disclosing Party, as demonstrated in written evidence; (iv) was already known by the receiving Party prior to its disclosure by the disclosing Party, as demonstrated in written evidence; or (v) which is required by law, regulation, order or by a Government Authority to be disclosed, and only to the extent legally required.

“Contested Amount” shall have the meaning ascribed to such term in Section 10.04.

“Contracts” means any and all legally binding written or oral contracts or other agreements or understandings (including all schedules, annexes and exhibits thereto, and all amendments, waivers, change orders and statements of work or the like related thereto), including loans, letters of credit, guarantees, leases, notes, indentures, security or pledge agreements, franchise agreements, master service contracts, purchase orders, work orders, statements of work, non-disclosure agreements, alliance/partner agreements, licenses, instruments, commitments, covenants not to compete, covenants not to sue, change of control agreements, employment agreements or settlement agreements.

“Control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than fifty percent (50%) of the voting securities, by Contract or otherwise.

“COVID Loans” means those loans made to the Company by Luzerner Kantonalbank AG under those certain agreements by and between the Company and Luzerner Kantonalbank AG dated as of 26 March 2020 and 23 April 2020.

“Current Assets” means accounts receivable from third parties (net of appropriate and adequate reserves) (Forderungen aus Lieferungen und Leistungen gegenüber Dritten inkl. Delkredere), accounts receivable from investments (Forderungen aus Lieferungen und Leistungen gegenüber Beteiligungen), other current receivables from third parties (übrige kurzfristige Forderungen gegenüber Dritten), inventories and unbilled services (net of appropriate and adequate reserves) (Warenvorräte inkl. Wertberechtigungen und nicht fakturierte Dienstleistungen), accrued income and prepaid expenses (Aktive Rechnungsabgrenzung); provided, however, that Current Assets shall specifically exclude Cash as well as any income tax asset (current or deferred). The accounting for Current Assets will be prepared in accordance with the Accounting Manual and Schedule 2.03(a).

“Current Liabilities” means accounts payable to third parties (Verbindlichkeiten aus Lieferungen und Leistungen gegenüber Dritten), accounts payable to participations (Verbindlichkeiten aus Lieferungen und Leistungen gegenüber Beteiligungen), accounts payable to related parties (Verbindlichkeiten aus Lieferungen und Leistungen gegenüber Nahestehenden), other current liabilities to third parties (übrige kurzfristige Verbindlichkeiten gegenüber Dritten), other current liabilities to participations (übrige kurzfristige Verbindlichkeiten gegenüber Beteiligungen), accrued expenses and deferred income (Passive Rechnungsabgrenzung) and including, in the case of other current liabilities to third parties, prepayments by customers and guarantees in respect of such prepayments and any reimbursement obligations related to such guarantees that are issued by third persons. The accounting for Current Liabilities will be prepared in accordance with the Accounting Manual and Schedule 2.03(a).

“Debt” shall mean, as of the Calculation Date (and without double-counting), any Indebtedness, short-term interest bearing liabilities (Kurzfristige verzinsliche Verbindlichkeiten), long-term interest bearing liabilities (Langfristige verzinsliche Verbindlichkeiten gegenüber Dritten), including without limitation the COVID Loans, and shareholder loans (Langfristige Verbindlichkeiten gegenüber Beteiligten und Organen) of the Acquired Companies.

“Earn-Out Consideration” means CHF 8,900,000.

“EBITDA” means the earnings before interest, Tax, depreciation and amortization, calculated consistent with past practices and in accordance with the principles in Schedule 2.03(a).

“EBITDA Target” means CHF 2,000,000.

“Effective Closing Consideration” means (i) the Base Closing Consideration, plus (ii) the Cash, less (iii) the Debt, plus (iv) any Net Working Capital Excess, less (v) any Net Working Capital Deficit, less (vi) the Transaction Expenses, in the case of each of the preceding clauses (ii) through (vi), as set forth in the Estimated Closing Statement.

“Environmental Laws” means all applicable Laws currently in effect relating to pollution or protection of the environment, including (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment; (b) the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials and (c) the health and safety of persons (including employees) or property.

“Escrow Fund” means the total amount of CHF 2,000,000. In no case shall the Escrow Fund comprise Earn-Out Consideration.

“Escrow Agent” means Treuco AG, Claridenstrasse 25, Postfach 2172, 8027 Zürich.

“Escrow Agreement” shall have the meaning ascribed to such term in the Recitals.

“Escrow Period” means the period ending on the 18-month anniversary of the Closing Date.

“Exit Bonus Plan” means those five side letters (Ergänzung zum Arbeitsvertrag), each by and among certain of the Selling Shareholders (or their respective Affiliates) and the respective employee or contractor party thereto, dated as of 12 September 2017, 26 September 2017, 23 January 2020 and 24 August 2020, as applicable.

“Financial Statements” means, collectively, the Annual Financial Statements and the Unaudited Interim Financial Statements.

“Fundamental Documents” means the Articles and bylaws of the Company and its Subsidiaries, including all amendments thereto, as existing on the Effective Date.

“Fundamental Representations” means the representations and warranties of the Selling Shareholders contained in Section 3.01 (Organization and Standing), Section 3.02 (Authority, Capacity, Validity and Effect), Section 3.03 (Capitalization) and Section 3.04 (Ownership of Company Shares; Shareholder Loans).

“GAAP” means Swiss generally accepted accounting principles (Code of Obligations), applied in a manner consistent with the Company’s past practice.

“General Enforceability Exceptions” shall have the meaning ascribed to such term in Section 3.02(b).

“Governmental Authority” means any Swiss, Israeli, United States, French, German, Polish, Indian or other foreign government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Securities and Exchange Commission, the ITA, IRS or any other United States or foreign government authority, agency, department, board, commission or instrumentality of Switzerland, the United States or Israel, France, Germany, India, Poland or any other country, or any state, or political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority thereof.

“Gross Profit” means, for the respective period, a quotient of (1) the Acquired Companies’ Revenues, minus (2) the cost of goods sold of the Acquired Companies, in accordance with GAAP, (calculated consistent with past practices and as properly adjusted in accordance with standard practices in case of reorganization of the Acquired Companies and the principles in Schedule 2.03(a)).

“Gross Profit Target” means CHF 13,378,298.

“Gross Profit Threshold” means CHF 10,702,638.

“Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation or remediation under applicable Environmental Laws. The term “Hazardous Materials” includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, PCBs, pesticides, herbicides, asbestos, silica, acids, metals and solvents.

“Illustration Calculation” has the meaning set out in Schedule 2.03(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable; (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated); (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than a Permitted Lien) on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all obligations of such Person under forward sales, futures, options, swaps, collars, caps and other similar hedging arrangements (including interest rate hedging or protection agreements); (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that the entire payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered; (i) all guarantees by such Person of obligations of others; and (j) all liabilities of such Person under leases required to be accounted for as capital leases under GAAP, but excluding in all cases above prepayments by customers and guarantees in respect of such prepayments and any reimbursement obligations related to such guarantees that are issued by third persons.

“Indemnifying Parties” shall have the meaning ascribed to such term in Section 10.02.

“Indemnity Pro Rata Share” shall mean with respect to each Selling Shareholder Indemnifying Party the quotient obtained by dividing: (w) the portion of the Aggregate Consideration payable to such Indemnifying Party under this Agreement for Company Shares held by such Indemnifying Party, by (x) the Aggregate Consideration.

“Insurance Policies” shall have the meaning ascribed to such term in Section 3.21.

“Intellectual Property” means all intellectual and industrial property rights of whatever nature (whether or not registered or registrable).

“IRS” means the Internal Revenue Service of the United States, or any successor agency thereto, including its agents, Representatives, and attorneys.

“Latest Balance Sheet Date” means the date of the unaudited balance sheet contained in the Unaudited Consolidated Interim Financial Statements.

“Law” means each provision of any currently existing applicable, federal, provincial, state, local or foreign law, statute, bylaw, ordinance, Order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority and the principles of common law of any applicable jurisdiction.

“Lease(s)” means all leases, subleases (including where an Acquired Company is the sublessor), licenses, sublicenses or other agreements pursuant to which the Acquired Companies use or occupy, or have the right to use or occupy, any of the Leased Real Property, and all rights associated therewith.

“Leased Real Property” means the real property leased or licensed in the name of the Acquired Companies or used or held for use primarily in connection with the conduct of the Business, as now conducted, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liability” or “Liabilities” means any and all direct or indirect debts, liabilities, payables, commitments, obligations, and the costs or expenses related thereto, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or undeterminable, and whether or not accrued or reflected on a balance sheet, including those arising under any Law, Contract or Proceeding (regardless of whether such liabilities arising under such Law, Contract or Proceeding are required to be reflected on a balance sheet in accordance with GAAP).

“Licensed IP” shall have the meaning set forth in Section 3.13

“Lien” shall mean any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, and other restrictions or charges of any kind or nature whatsoever (other than general restrictions under applicable Laws).

“Losses” means all actual and direct losses, claims, damages, Liabilities, diminution in value, deficiencies, dues, penalties, fines, costs, obligations, Taxes, judgments, settlements, compromises, assessments, expenses and reasonable fees, including court costs and reasonable attorneys’, accountants’, and other professional fees and expenses directly and actually incurred in connection with any pending or threatened Proceeding, injunction, judgment, order, decree, or ruling or enforcement of rights hereunder, and whether or not deriving out of a third party claim; provided that, any and all damages awarded to a third party in a Third Party Claim which is adequately caused by an Indemnified Event shall be deemed to be direct damages and therefore indemnifiable Losses, subject to the provisions of Article X hereof. Notwithstanding the foregoing, the term “Losses” shall not include any indirect, consequential, special, exemplary, or punitive damages of any kind.

“Management Team” means [**] and, until the completion of the phase-out to be agreed between the Purchaser and [**] but latest until June 30, 2022, [**], after which date, [**] shall no longer be deemed a member of the Management Team for purposes hereof. “Executive members” of the Management Team means [**].

“Material Adverse Effect” means, any event, change or effect that (x) has or would reasonably be expected to have, either individually or in the aggregate, a materially adverse effect to the condition (financial or otherwise), properties, assets, liabilities, business or operations of such Person and its Subsidiaries (taken as a whole), or (y) either individually or in the aggregate prevent such Person from consummating the Transaction; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded (i) any effects resulting from conditions generally affecting the industry or industries in which the Acquired Companies participate or the Swiss, French, German, Israeli, US or global economy or capital markets as a whole to the extent that such conditions do not have a disproportionate adverse impact on such Person when compared to other companies in the industries in which such Person participates; (ii) effects resulting from the execution of this Agreement or announcement or pendency of the Transactions including the impact thereof on (1) relationships, contractual or otherwise, with customers, suppliers, distributors, employees or partners, (2) any resulting actions of competitors of such Person, and (3) any resulting shortfalls or declines in revenue, margins or profitability; (iii) general economic, business or political conditions (to the extent that such conditions do not have a materially disproportionate adverse impact on such Person when compared to other companies in the industries or geographies in which such Person participates); (iv) with respect to the Acquired Companies (taken as a whole), failure to meet any projections or forecasts, in and of itself; (iv) acts of God or other calamities, national or regional political or social conditions, including acts of god, stoppages or shutdowns of or by any Governmental Authority, any declaration of war, hostilities, act of terrorism, military actions, pandemics, epidemics or disease outbreaks, including, without limitation, due to COVID-19, or any escalation or material worsening of any such stoppages or shutdowns, (v) changes in applicable Laws or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions; (vi) any action taken by such Person that is required under or otherwise necessary to consummate the Transactions (including this Agreement), or (vii) any Law or any directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, any epidemic, pandemic or a disease outbreak.

“Material Contract” has the meaning set forth in Section 3.12.

“Net Working Capital” means, as of the Calculation Date, the amount equal to (i) the Current Assets of the Company, minus (ii) the Current Liabilities of the Company, in each case calculated as of the close of business on the Calculation Date and in accordance with GAAP.

“Net Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital falls short of the Target Net Working Capital.

“Net Working Capital Excess” shall mean the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital.

“Order” means any judgment, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Authority or arbitrator.

“Ordinary Course” means the ordinary and usual course of operations of the Business of the Acquired Companies, consistent with their past custom and practice.

“Party” or “Parties” means the Selling Shareholders, on the one hand, and Purchaser, on the other.

“Permits” means any permit, license, authorization, registration, certificate or similar right issued or granted by any Governmental Authority (but excluding registrations of Intellectual Property rights).

“Permitted Liens” means (a) statutory Liens for Taxes accrued but not yet due and payable nor delinquent or Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, and (d) Liens in favor of carriers, warehousemen, mechanics and materialmen and similar contracting parties (including the retention rights under art. 895 of the Swiss Code of Obligations and similar provisions), to secure claims for labor, materials or supplies and other like Liens arising or accrued in the Ordinary Course, provided that the obligations secured by such liens are not in default (except if contested in good faith).

“Person” means any individual, corporation (including any nonprofit corporation), company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or unincorporated organization, labor union, Governmental Authority or other entity.

“Personal Information” means data in the control of the Company that relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address or other online contact information, unique government-issued identifier, bank account number or credit card number, or unique identifier, including unique mobile device identifier, I.P. address, screen name or cookie identifier.

“Privacy Rights” mean rights respecting (i) privacy generally, (ii) the obtaining, storing, using or transmitting of Personal Information of any type, whether via electronic means or otherwise, and (iii) use of spyware and adware.

“Profit Based Earn-Out Consideration” has the meaning set out in Section 2.02(b).

“Proceeding” means any civil, criminal or administrative action, lawsuit, arbitration, proceeding, hearing, charge, complaint, claim, citation, notice, request, demand, assessment, Audit, examination or other governmental, administrative or arbitral proceeding or investigation or inquiry, conducted by any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 10.02.

“Release Date” shall have the meaning ascribed to such term in Section 10.01.

“Released Parties” shall have the meaning ascribed to such term in Section 2.05.

“Representative” of a Person means such Person’s directors, officers, employees, agents and advisors (including attorneys, accountants, bankers or financial advisors), as applicable.

“Response Notice” shall have the meaning ascribed to such term in Section 10.04.

“Revenues” means gross revenues of the Company (or all Acquired Companies, with respect to the Earn-Out) during a specified period as determined using GAAP.

“Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock, membership interests, partnership interests or other equity interests.

“Selling Shareholders” shall have the meaning ascribed to such term in the Recitals.

“Selling Shareholders’ Knowledge” (and words of similar meaning) means (i) the actual knowledge of each and any Selling Shareholder, in the case of an individual, whether in its capacity as a Selling Shareholder, a member of the Management Team, or as a Representative of any one of the Acquired Companies, and in the case of an entity, whether in its capacity as a Selling Shareholder, or as a Representative thereof, and (ii) information which should have been known following reasonable inquiry by each and any of the Selling Shareholders in their capacity as described above.

“Shareholder Claim” shall have the meaning ascribed to such term in Section 2.05.

“Shareholder Loans” means those loans made by the Selling Shareholders or their Affiliates, as applicable, to the Company under those certain agreements dated as of September 26, 2017, September 26, 2019 and October 10, 2018.

“Stipulated Amount” shall have the meaning ascribed to such term in Section 10.04.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities or organizations controlled directly or indirectly by such Person, including in the case of the Company Essemtec USA LLC, Delaware, USA, Essemtec Deutschland AG & Co. KG, Starnberg, Germany, Essemtec Deutschland GmbH, Ismaning, Germany, and Essemtec France, Colmar, France.

“Target Net Working Capital” means CHF 4,500,000.

“Tax” means any and all taxes, including any net income, gross income, gross receipts, branch profits, sales, use, value added, source, transfer, franchise, profits, license, registration, documentary, conveyancing, gains, withholding, and payroll taxes, social security contributions to government institutions, customs and other levies and contributions determined by law or governmental authorities, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, together with any interest, inflation linkage, penalty, addition to tax or additional amount imposed by any Tax Authority in any of the Acquired Companies’ jurisdiction and/or applicable foreign jurisdiction.

“Tax Authority” means the any applicable state, local, or foreign Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes of any of the Acquired Companies.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Tax Authority (or to any third party to whom a Tax is required to be paid), including any and all attachments, amendments and supplements thereto.

“Technology IP” shall have the meaning set forth in Section 3.13.

“Transaction Documents” means this Agreement and, the Escrow Agreement and any further document that the Parties execute in connection with the Transactions and/or that the Parties expressly designate as a Transaction Document and/or any and all exhibits, annexes and schedules thereof.

“Transaction Expenses” means all fixed and contingent costs, fees and expenses of third parties incurred or payable by the Acquired Companies related to the Transactions and the efforts to consummate the Transactions including all legal fees, accounting, Tax (excluding recoverable VAT, to the extent there are any), investment banking fees or other expenses, but excluding the costs and expenses incurred by the Company until the Closing Date in connection with the additional time worked by the CEO of the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement.

“Unaudited Consolidated Interim Financial Statements” means the last unaudited and un-reviewed consolidated interim financial statements of the Company and its Subsidiaries as at June 30, 2021 including the unaudited consolidated balance sheet and the consolidated profit and loss statement for the six-month period then ended and any notes thereto.

“Unaudited Interim Financial Statements” means the last unaudited and un-reviewed interim financial statements of the Company as at June 30, 2021 including the unaudited balance sheet and profit and loss statement for the six-month period then ended and any notes thereto.

“VDR” means the Microsoft OneDrive virtual dataroom made available by the Company to Purchaser in connection with the Transactions.

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) All references to time shall refer to Israel time.

(g) Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

(h) The term “CHF” or “Swiss Franc” shall refer to the currency of Switzerland. For purposes of this Agreement, where a liability or payment is set in CHF, the representative rate of exchange published by the Swiss National Bank on the day prior to which such liability is to be discharged or such payment made, as applicable, shall govern, unless otherwise specified herein.

Article II
Description of the Transaction

Section 2.01 The Transaction.

(a) Sale and Purchase of Shares.

Subject to the terms and conditions of this Agreement, each of the Selling Shareholders, severally and not jointly, agrees to sell, and at the Closing to assign, transfer and deliver the Company Shares indicated opposite such Selling Shareholder’s name on Schedule 1 to Purchaser, and Purchaser will acquire good and valid title of all of such Company Shares from the Selling Shareholders in accordance with the terms of this Agreement.

(b) Waiver of pre-emptive rights

The Selling Shareholders hereby unconditionally and irrevocably waive any pre-emptive rights, and any other rights restricting the transfer of the Company Shares to the Purchaser, in particular the pre-emptive rights based on any shareholders’ agreement.

Section 2.02 Consideration for Company Shares.

(a) Closing Cash Consideration.

At the Closing, subject to applicable adjustments to the Effective Closing Consideration and subject to Section 2.06, in consideration for the sale and transfer of their Company Shares, the Purchaser shall pay to the Selling Shareholders the Effective Closing Consideration, in cash in immediately available funds in CHF.

(b) Earn-Out Consideration.

Subject to the Closing and the provisions of this Section 2.02(b), the Purchaser shall pay the Earn-Out Consideration to the Selling Shareholders in an aggregate amount of up to CHF 8,900,000, calculated in accordance with the methods and principles set out in this Agreement, in particular in Schedule 2.03(a), as follows:

(1) EBITDA Based Earn-Out. In the event that the EBITDA of the Acquired Companies during the Fiscal Year ending December 31, 2021 (the “EBITDA Earn-Out Period”) is greater than or equal to the EBITDA Target, then the Purchaser shall pay to the Selling Shareholders an amount equal to CHF 3,500,000 of the Earn-Out Consideration (the “EBITDA Based Earn-Out Consideration”).

(i) In the event that the EBITDA of the Acquired Companies during the EBITDA Earn-Out Period is less than the EBITDA Target, then:

a. If the actual EBITDA achieved by the Acquired Companies during the EBITDA Earn-Out Period (the “Actual EBITDA”) is equal to or lower than 50.00% of the EBITDA Target, then the Selling Shareholders shall not be entitled to receive any portion of the EBITDA Based Earn-Out Consideration.

b. If the Actual EBITDA is greater than 50.00% of the EBITDA Target, then the Selling Shareholders shall be entitled to a portion of the EBITDA Based Earn-Out Consideration equal to (A) the EBITDA Based Earn-Out Consideration multiplied by (B) 1 minus a fraction, the numerator of which is (x) the difference between the EBITDA Target and Actual EBITDA multiplied by 2, and the denominator of which is (y) the EBITDA Target.

For illustration purposes, in the event that the Actual EBITDA for FY 2021 was CHF 1,500,000, then the EBITDA Based Earn-Out Consideration shall be 3,500,000*((1-(2,000,000-1,500,000)*2/2,000,000))=CHF 1,750,000.

(2) Gross Profit Based Earn-Out. In the event that the Gross Profit of the Acquired Companies during the Fiscal Year ending December 31, 2022 (the “GP Earn-Out Period”) is greater than the Gross Profit Threshold, then the Purchaser shall pay to the Selling Shareholders an amount equal to a maximum of up to CHF 5,400,000 of the Earn-Out Consideration (the “Profit Based Earn-Out Consideration”), as follows:

(i) In the event that the actual Gross Profit of the Acquired Companies during the GP Earn-Out Period (the “Actual GP”) is equal to the Gross Profit Target, then the Purchaser shall pay to the Selling Shareholders the Profit Based Earn-Out Consideration (i.e., CHF 4,500,000);

(ii) In the event that the a Actual GP of the Acquired Companies during the GP Earn-Out Period is greater than the Gross Profit Threshold but less than the Gross Profit Target, then the Purchaser shall pay to the Selling Shareholders a portion of the Profit Based Earn-Out Consideration equal to (A) 4,500,000 multiplied by (B) 1 minus a fraction, the numerator of which is (x) the difference between the Gross Profit Target and Actual GP multiplied by 5, and the denominator of which is (y) the Gross Profit Target;

For illustration purposes, in the event that the Gross Profit for FY 2022 was CHF 11,000,000, then the actual Gross Profit Based Earn-Out Consideration shall be 4,500,000*(1- [(13,378,298-11,000,000)*5/13,378,298)])=CHF 500,111.

(iii) In the event that the Actual GP of the Acquired Companies during the GP Earn-Out Period is greater than the Gross Profit Target, then the Purchaser shall pay to the Selling Shareholders a portion of the Profit Based Earn-Out Consideration equal to: (A) CHF 4,500,000 multiplied by (B) 1 plus a fraction, the numerator of which is (x) the difference between Actual GP and the Gross Profit Target, and the denominator of which is (y) the Gross Profit Target, but in no event more than the Profit Based Earn-Out Consideration.

For illustration purposes, in the event that the Gross Profit was CHF 14,000,000, then the actual Gross Profit Based Earn-Out Consideration shall be 4,500,000*(1+[(14,000,000-13,378,298)/13,378,298])=CHF 4,709,119.

(c) Each Selling Shareholder is entitled to a share of the Earn-Out Consideration in accordance with his respective ownership percentage as set forth in Schedule 1.

(d) The applicable Earn-Out Consideration shall be calculated by Purchaser annually following the completion of the audited accounts of the Company for the respective financial year in accordance with Section 2.03. Purchaser shall use its best efforts to complete such accounts in a timely fashion, and in no case later than May 15th of the year following such financial year.

(e) Purchaser shall deliver to the Selling Shareholders a statement setting forth its calculation of the Earn-Out Consideration (the “Earn-Out Statement”) within thirty (30) Business Days after completion of the audited accounts of the Company for each of the fiscal year ended December 31, 2021 and the fiscal year ended December 31, 2022. The Purchaser shall further record EBITDA and Gross Profit, in each case of the Acquired Companies, in its internal ERP system and make available to the Selling Shareholders (which shall be subject to customary non-disclosure obligations) a non-binding calculation of such accrued EBITDA and Gross Profit on a monthly basis, to the extent that monthly reports are internally prepared and provided to management of the Purchaser, or otherwise on a quarterly basis.

(f) Purchaser explicitly waives all rights to set-off any claims of Purchaser or its Affiliates (including, after the Closing, the Company) against any Selling Shareholder arising from this Agreement (or the Selling Shareholders’ employment agreements) against the Earn-Out Consideration or any other amounts payable by Purchaser to the Selling Shareholders under or in connection with this Agreement, including any amounts claimed by Purchaser in connection with claims for indemnification pursuant to Article IX.

Section 2.03 Determination of Earn-Out Consideration.

(a) The Earn-Out Statement shall be prepared by Purchaser in accordance with the accounting methods and principles set out in Schedule 2.03(a).

(b) If the Selling Shareholders should disagree with the Earn-Out Statement, the Selling Shareholders may, within 20 Business Days from receipt of the relevant Earn-Out Statement, deliver a written notice to Purchaser (the “Earn-Out Objection Notice”). The Earn-Out Objection Notice shall contain a calculation and specify in reasonable detail those items or amounts as to which the Selling Shareholders disagree and the reasons therefor. If no timely Earn-Out Objection Notice is delivered within the deadline, Purchaser’s determination of the Earn-Out Consideration in the relevant Earn-Out Statement shall be final and binding.

(c) If an Earn-Out Objection Notice is delivered pursuant to Section 2.03(b), the Parties shall, during 20 Business Days following such delivery, use reasonable good faith efforts to reach an agreement on the disputed items or amounts in order to agree in writing on the amount of the Earn-Out Consideration.

(d) If the Parties are unable to reach an agreement within the period referred to in Section 2.03(c), either Party may refer the matter to an Independent Accountant to be agreed between the Parties or appointed, as the case may be, in accordance with Section 2.10(e). Section 2.10(g) shall apply by analogy to the Independent Accountant’s determination of the relevant Earn-Out Consideration.

(e) Purchaser shall provide the Selling Shareholders with access to the book and records of the Acquired Companies, and furnish as soon as practicable possible such information concerning the Business, properties, Contracts, assets, liabilities, personnel and other aspects of the Acquired Companies as the Selling Shareholders may request, including reasonable access upon reasonable notice to the CEO of the Company if i) such access to the CEO is approved in advance by an executive of Purchaser, such approval not to be unreasonably withheld, delayed or conditioned, or ii) an executive of the Purchaser participates in any such access, until the final resolution and payment of the Earn-Out Consideration; provided, that all such information shall be deemed to be Confidential Information subject to the protections set forth in Section 5.06.

Section 2.04 Earn-Out Protection.

(a) Purchaser agrees that in the period between Closing and the end of the GP Earn-Out Period, Purchaser will undertake, and cause the Acquired Companies to undertake, all actions in good faith and not designed to cause or permit anything to be done to avoid or reduce any Earn-Out Consideration; provided however, that the foregoing shall not prevent the Purchaser and/or the Acquired Companies from taking reasonable action(s) which are required to be taken considering the Purchaser’s and/or the Acquired Companies’ best interests and not designed to avoid or reduce any Earn-Out Consideration, even if they ultimately have such an impact, and if necessary, the Purchaser shall make, and shall cause the Acquired Companies to make their best commercial efforts to adopt and implement the necessary adjustments to preserve the Parties’ mutual intent to maximize the Acquired Companies’ EBITDA during Fiscal Year 2021, and their Gross Profit during Fiscal Year 2022. To the extent feasible and legally permissible, Purchaser shall notify the Selling Shareholders prior to any changes that are reasonably likely to have a material impact on the business of the Acquired Companies or the relevant EBITDA or the relevant Gross Profit, and the necessary adjustments that it shall take to preserve the Parties’ mutual intent as provided above. Subject to the foregoing, Purchaser agrees that the Acquired Companies will be operated during the Earn-Out Period in a manner consistent with the foregoing.

(b) Purchaser agrees that it shall satisfy the reasonable liquidity needs of the Business post-Closing in a manner consistent with the section entitled “Liquidity” of the business plan and budget for the same period disclosed to, and as they were approved in writing (including by E-mail) by, Purchaser.

(c) If Purchaser or its Affiliates take any of the following actions or cause or allow the Company to take any of the following actions without the prior written approval of the relevant Selling Shareholder (which approval shall not unreasonably be withheld) or without adopting and implementing the necessary adjustments to preserve the Parties’ mutual intent to achieve the Earn-Out Consideration despite such adjustments, then the provisions of clause 2.04(d) shall apply:

(1) Terminating the employment or significantly reducing the management authority of the executive members of the Management Team, or of the expected post-Closing replacement for Mr. [**] (the new sales lead), without Cause; provided however, that with respect to Mr. [**], a gradual ‘phase-out’ is foreseen following the Closing Date and therefore if he is terminated or his authority is significantly reduced after June 30, 2022, such termination or significant reduction in authority shall not be deemed a breach for purposes of Section 2.04(d);

(2) terminating, suspending or transferring in full or in any material part any Business units which are generating a material portion of the EBITDA or Gross Profit of the Company as at the Closing;

(3) delaying the entry into or the performance of Contracts or similar actions relevant for the recognition of revenue (other than if such delay is justified by legitimate business reasons in the interest of the Company or required by applicable law or regulation);

(4) deferring any revenue beyond the relevant Earn-Out Period or advancing any amounts of costs into the relevant Earn-Out Period, in each case other than as would occur in the Ordinary Course (and further subject to any GAAP requirements);

(5) changing the cost structure during the fiscal years 2021 or 2022, in each case from its status prior to Closing, in a manner that is not a result of increased costs outside of Purchaser’s reasonable control; provided, however, that Purchaser shall be permitted to change pricing, the offering of products or services, or the procurement of goods and services during the same period if such change is in the reasonable business interests of the Company to maximize the Acquired Companies’ EBITDA during Fiscal Year 2021, and their Gross Profit during Fiscal Year 2022;

(6) changing the direct (cost of goods sold) cost structure during the fiscal year 2022 from its past practices in accordance with Ordinary Course, in a manner that is not a result of increased costs outside of Purchaser’s reasonable control;

(7) transferring any costs or liabilities which affect the EBITDA or the Gross Profit for a given Earn-Out Period from Purchaser or its Affiliates to the Company, to the extent that such matters are under Purchaser’s reasonable control;

(8) terminating any product lines of the Business.

(d) In the event that Purchaser or its Affiliates take one of the actions or cause or allow the Company to take any of the actions listed in clause (c) above without adopting the necessary adjustments to preserve the Parties’ mutual intent with respect to the Earn-Out Consideration, then the Earn-Out Consideration shall be (i) adjusted in a manner to be determined by an Independent Accountant appointed by the Parties according to the provisions of Section 2.10(e), mutatis mutandis, or (ii) in case of Section 2.04(c)(1) above, accelerated so that the maximum amount of the Earn-Out Consideration becomes immediately payable, provided, in the case of this clause (ii), that Purchaser agreed in writing to such acceleration, or an arbitrator appointed pursuant to Section 11.06(b) determined, in a binding determination, that Purchaser breached Section 2.04(c)(1).

Section 2.05 Waiver and Release of Claims; No Recourse.

(a) Effective for all purposes, and contingent upon, the Closing, each Selling Shareholder acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, Affiliates, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges each of the Purchaser and/or the Acquired Companies (each a “Beneficiary”) and each of such Beneficiary’s respective Affiliates, directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Shareholder Claims such Releasing Party may have or assert it has against any of the Released Parties, from the beginning of time through the time of the Closing and following the Closing (if pertaining to the period prior to the Closing), in each case whether known or unknown, or whether or not the facts that could give rise to or support a Shareholder Claim are known or should have been known, in each case, solely to the extent involving such Selling Shareholder’s capacity as a shareholder of the Company. In this Agreement a “Shareholder Claim” shall mean: (i) any claim or right to receive any number of Company Shares other than the number of Company Shares set forth opposite his, her or its name in Schedule 1; (ii) any claim or right to receive any portion of the Aggregate Consideration or any other form, amount or value of consideration, payable or issuable to any Selling Shareholder pursuant to the terms of this Agreement, other than as contemplated by this Agreement and applicable to such Selling Shareholder; or (iii) any claim with respect to the authority of such Selling Shareholder to enter into the Transactions and the enforceability of the Transactions.

(b) Each Selling Shareholder, on behalf of each of its Releasing Parties, further covenants and agrees that such Releasing Party has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Shareholder Claim released under this Section 2.05.

(c) Each Selling Shareholder:

(1) waives any right to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights, rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any preferred share whatsoever or otherwise);

(2) waives any right to receive consideration other than as set forth in Schedule 1 (including, without limitation, for any interest payments, the method of calculation of any of the values set forth in this Agreement or the method of determination of the Selling Shareholder’s Indemnity Pro Rata Share: any amount resulting from the conversion of shares any other rights of any nature under the Articles, or any shareholders agreement, which the Selling Shareholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to the Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Selling Shareholders in Schedule 1), subject to any changes and adjustments contemplated in this Agreement in accordance with the terms hereof;

(3) hereby waives any rights, powers and privileges such Selling Shareholder has or may have to make a claim or demand for any discrepancy between any investors rights agreement, shareholders agreement, share purchase agreement or convertible loan agreement to which such Selling Shareholder may be a party and the provisions of this Agreement;

(4) for the period between the date of this Agreement and the Closing Date, shall not sell, transfer, assign or convert any of its Company Shares, or subject such Company Shares to any Liens, except pursuant to this Agreement.

(d) Notwithstanding anything to the contrary in this Section 2.05, the foregoing releases and covenants shall not apply to any claims:

(1) relating to any right of such Selling Shareholder under this Agreement or any Transaction Document, including the Purchaser’s failure to pay the Aggregate Consideration or any other payments in accordance with this Agreement (including the applicable Escrow Fund, if applicable);

(2) relating to Purchaser’s failure to perform any of its obligations, undertakings or covenants set forth in this;

(3) under the indemnification rights under Article X of this Agreement; and

(4) any matter or event resulting from fraud or willful misrepresentation by Purchaser.

(e) Notwithstanding anything to the contrary: (i) the foregoing releases shall enter into effect as of and are conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with its terms or if the Closing has not occurred; and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling Law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the release contemplated by this Section 2.05.

(f) No Recourse against Directors and Executive Officers.

From the Closing Date, Purchaser shall not make, and shall cause its Affiliates (including, after Closing, the Acquired Companies) not to make, except in case of fraud, willful misconduct or gross negligence, any claim against any director, executive manager or executive officer of the Acquired Companies in connection with such individual’s acts or omissions in such function prior to and including the Closing Date; and the Purchaser shall cause the Company to hold (A) an extraordinary general shareholders’ meeting of the Company for the appointment of new directors immediately after the Closing and (B) the ordinary general shareholders’ meeting of the Company within 6 months after the end of the business year 2021, and to grant, in each case, unconditional and complete discharge (within the meaning of article 698 para. 2 sec. 5 CO) to all directors, executive managers and executive officers of the Company, solely in their capacity as such, for the period prior to and including the Closing Date, save for any of their willful misconduct, gross negligence of fraud. For the avoidance of doubt, the obligations under this Section 2.05(f) are without prejudice to Purchaser’s rights under this Agreement.

Section 2.06 Escrow Fund.

(a) Escrow Deposit. At the Closing, Purchaser shall deliver or cause to be delivered to the Escrow Agent, the Escrow Fund, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and released from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement. The applicable Escrow Fund will be deducted from the applicable portion of the Effective Closing Consideration attributed to the applicable Selling Shareholder Indemnifying Parties based on the respective Indemnity Pro Rata Share of such Indemnifying Parties out of the total amount of the Escrow Fund and deposited in the applicable Escrow Fund.

(b) Immediately upon the fifth Business Day following the expiration of the Escrow Period, the consideration then held in the Escrow Fund that is not subject to a Claim Notice in accordance with Section 10.04 shall be automatically released and distributed by the Escrow Agent to the Selling Shareholder Indemnifying Parties according to each Selling Shareholder Indemnifying Party’s Indemnity Pro Rata Share in accordance with the terms of the Escrow Agreement.

(c) Subject to Section 2.06(d), the Escrow Agent shall continue to hold the remaining consideration in the Escrow Fund that was subject to valid Claim Notices at or prior to the expiration of the Escrow Period, if any (such consideration, the “Pending Claims Consideration”) until such time as the claims that are the subject of such Claim Notices have been finally resolved or satisfied, at which time such Pending Claims Consideration, if any, shall immediately be released and distributed by the Escrow Agent to the Selling Shareholder Indemnifying Parties according to such Selling Shareholder Indemnifying Parties’ Indemnity Pro Rata Share, or to the Purchaser, as applicable, in each case in accordance with the Escrow Agreement.

(d) Immediately upon the fifth Business Day following the six (6) month anniversary of the original expiration of the Escrow Period, any Pending Claims Consideration with respect to which no arbitration proceeding has been initiated in accordance with Section 11.06 shall be automatically released and distributed by the Escrow Agent to the Selling Shareholder Indemnifying Parties according to each Selling Shareholder Indemnifying Party’s Indemnity Pro Rata Share in accordance with the terms of the Escrow Agreement, without prejudice to any notified claims or their merits or the ability of Purchaser to pursue such claims pursuant to the terms hereof.

(e) With respect to any portion of the Aggregate Consideration that becomes payable to the Selling Shareholders after the Closing (including upon release of any portion of the applicable Escrow Fund to the relevant Selling Shareholders pursuant to Section 2.06(b) above), Purchaser or the Escrow Agent, as applicable and subject to Section 2.07, shall promptly pay such portion of the Aggregate Consideration to the Selling Shareholders pro rata, in accordance with their respective ownership percentages as set forth in Schedule 1, the provisions of the Escrow Agreement, and the provisions hereof.

Section 2.07 Withholding Rights; Gross-Up

(a) Right to Withhold. Each of Purchaser, and the Escrow Agent (each a “Payer”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as such Payer may be required to deduct or withhold therefrom under applicable law with respect to Tax obligations of any country having jurisdiction over the Payer, with respect to such payment. To the extent that such amounts are so withheld by Purchaser or applicable Payer, as the case may be, (i) such withheld amounts shall be timely remitted by Purchaser or applicable Payer, to the applicable Governmental Authority; (ii) Purchaser, the Escrow Agent or the Company, as applicable, shall promptly provide to the Person from which such amounts were withheld written confirmation of the amount so withheld; and (iii) such Payer shall increase the gross amount of consideration paid such that the applicable payee actually receives a net amount equal to the consideration payable prior to any such withholding pursuant to this Section 2.07, other than with respect to withholding by a Payer as a result of applicable Swiss law. For avoidance of any doubt, to the extent that Payer increases the gross amount of consideration paid in connection with any withheld amounts, such withheld amounts, or any amounts withheld by a Payer as a result of applicable Swiss Law, if any, shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid.

Section 2.08 Post-Closing Adjustment.

(a) Estimated Closing Statement. Not less than three Business Days prior to the Closing Date, the Selling Shareholders shall cause the Company to deliver to Purchaser a statement (the “Estimated Closing Statement”), certified by the Chief Financial Officer or Chief Executive Officer of the Company, setting out its good faith estimate of the following amounts, in each case as of October 31, 2021 (the “Calculation Date”):

(1) the Cash;

(2) the Debt;

(3) the Net Working Capital;

(4) the amount of Transaction Expenses that remain (or will remain) outstanding as at the Calculation Date; and

(5) the Net Working Capital Excess (if any), the Net Working Capital Deficit (if any), and the Effective Closing Consideration, in each case derived from this Section 2.08(a).

(b) Schedule 1. Not later than three (3) Business Days prior to the Calculation Date, the Company shall deliver to Purchaser Schedule 1. In no event shall Purchaser (or the Company, with respect to any payments or social contributions relating to the Exit Bonus Plan) be required to make any payments pursuant to this Agreement unless and until Schedule 1 has been delivered by the Company. Purchaser shall be entitled to rely entirely upon the allocation of the Aggregate Consideration and the Indemnity Pro Rata Shares in Schedule 1 in connection with making the payments pursuant to this Agreement and none of the Selling Shareholders shall be entitled to make any claim in respect of the allocation of the payments made by Purchaser to or for the benefit of any of the Selling Shareholders to the extent that the payments are made in a manner consistent with the Schedule 1.

Section 2.09 Closing of the Company’s Share Registry.

Subject to and as of the Closing, any holders of certificates representing outstanding Company Shares prior to the Closing Date shall cease to have any rights as shareholders of the Company, and the share registry of the Company shall be closed with respect to all shares outstanding immediately prior to the Closing Date.

Section 2.10 Post-Closing Adjustment.

(a) Within 90 days after the Closing Date, the Purchaser shall prepare and deliver to the Selling Shareholders a proposed statement setting out its calculation of the Acquired Companies’ Cash, Debt, and Net Working Capital as of the Calculation Date (the “Proposed Closing Statement”). The Proposed Closing Statement shall include all of the balance sheet line items included in the Estimated Closing Statement.

(b) During the 45 days immediately following the Selling Shareholders’ receipt of the Proposed Closing Statement (the “Closing Statement Review Period”), the Selling Shareholders’ Representatives and their advisors will be provided with reasonable access (including electronic access) to the financial records of the Company, for purpose of reviewing the Proposed Closing Statement.

(c) The Selling Shareholders shall notify Purchaser in writing (the “Notice of Disagreement”) prior to the expiration of the Closing Statement Review Period if the Selling Shareholders disagree with the Proposed Closing Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Selling Shareholders’ determination of the amount of the Net Working Capital. If no Notice of Disagreement is given to Purchaser prior to the expiration of the Closing Statement Review Period, then the Proposed Closing Statement shall be deemed to have been accepted by the Selling Shareholders and shall become final, binding and conclusive upon the Parties.

(d) If a Notice of Disagreement is delivered to Purchaser prior to the expiration of the Closing Statement Review Period, then the Selling Shareholders and Purchaser shall meet (which meeting may take place via teleconference) within 10 Business Days of delivery of such Notice of Disagreement (or at such other time and place mutually agree between the Parties) and use all reasonable efforts to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(e) If the Selling Shareholders and Purchaser have been unable to resolve all of the differences they may have with respect to the matters specified in the Notice of Disagreement within 30 days of the delivery of the Notice of Disagreement (or such other period as may be mutually agreed by Purchaser and the Selling Shareholders), the Selling Shareholders, on the one hand, or Purchaser on the other hand, may submit any amounts remaining in dispute (the “Disputed Amounts”) for resolution to an independent accounting firm experienced in international accounting practice as shall be agreed by the Parties (any such firm, the “Independent Accountant”) who shall act as an expert (Schiedsgutachter) in the sense of article 189 of the Swiss Code of Civil Procedure. If the Parties have not agreed in writing on an Independent Accountant within 30 days after a Party has in writing requested such expert determination, the Independent Accountant shall be appointed by the President of the Zurich Chamber of Commerce upon application of either Party. The Independent Accountant shall only decide the items under dispute by the Parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Proposed Closing Statement and the Notice of Disagreement, respectively. Purchaser, on the one hand, and the Selling Shareholders, on the other hand, shall submit a statement of its position and supporting documentation within 20 days of engagement of the Independent Accountant. The Independent Accountant shall be instructed to make a determination as soon as practicable, and in any event within 60 calendar days after its engagement. The Independent Accountant shall prepare a written statement setting forth its resolution of the Disputed Amounts and adjustments to the Proposed Closing Statement. The Purchaser shall procure that the Independent Accountant have access to the books and records of the Acquired Companies. The Purchaser and the Selling Shareholders (jointly) shall promptly pay any requested advances on costs of the Independent Accountant in equal parts. The costs of the Independent Accountant shall be borne by the Parties in the proportion by which they prevail. The Independent Accountant shall render a decision on the costs. The Independent Accountant has the right to seek legal advice and have the right to decide on legal issues which it deems necessary to form its opinion.

(f) The statement which is (i) the Estimated Closing Statement delivered by the Company to the Purchaser, if the Purchaser fails to deliver the Proposed Closing Statement to the Company, (ii) the Proposed Closing Statement, if the Selling Shareholders fail to deliver prior to the expiration of the Closing Statement Review Period a Notice of Disagreement, (iii) the closing statement as adjusted through an agreement of Purchaser, on the one hand, and the Selling Shareholders, on the other hand, after resolving the Disputed Amounts set forth in the Notice of Disagreement, or (iv) the closing statement as adjusted through the determination of the Independent Accountant pursuant to this Section 2.10 shall be referred to as the “Final Closing Statement”. The Final Closing Statement shall be final, binding and conclusive on the Parties.

(g) The Estimated Closing Statement, the Proposed Closing Statement, the Final Closing Statement and all related calculations and documents shall be prepared first in accordance with the terms of this Agreement and in particular the terms of Section II of Schedule 2.03(a), and second in accordance with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, in each case to the extent consistent with GAAP and the Accounting Manual, as were used in the preparation of the Unaudited Interim Financial Statements.

In the event that the Independent Accountant is not mandated, for whatever reason, until six (6) months after the Notice of Disagreement, the latest, the Selling Shareholders or the Purchaser shall be entitled to request a binding determination of the Closing Statement in arbitration proceedings in accordance with Section 11.06(b).

(h) Payments of any Adjustments to the Effective Closing Consideration.

(1) If the Effective Closing Consideration calculated based on the Estimated Closing Statement exceeds the Effective Closing Consideration calculated based on the Final Closing Statement, then the Selling Shareholders shall instruct the Escrow Agent to release the amount in excess to the Purchaser, from the Escrow Fund.

(2) If the Effective Closing Consideration calculated based on the Final Closing Statement exceeds the Effective Closing Consideration calculated based on the Estimated Closing Statement, then Purchaser shall, within five (5) Business Days of the date of the Final Closing Statement being determined, transfer an amount equal to such excess to the Selling Shareholders (in accordance with their respective Indemnity Pro Rata Share).

(3) All of the fees and expenses of the Independent Accountant pursuant to this Section 2.10 shall be borne by the Purchaser and the Selling Shareholders, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total Disputed Amounts originally submitted to the Independent Accountant.

Section 2.11 Shareholder Loans

(a) At Closing, the Selling Shareholders will sell and transfer and assign to the Purchaser all their rights and accrued interest in the Shareholder Loans and the Purchaser shall acquire such Shareholder Loans and replace the Selling Shareholder(s) as lender and become the new lender and creditor (Gläubiger) under the Shareholder Loans against payment by the Purchaser of the amount of the principal and accrued interest under the Shareholder Loans as per the Calculation Date (such amount, the “Shareholder Loan Amount”).

(b) The Shareholder Loan Amount shall be notified by the Selling Shareholders to the Purchaser in writing together with the Estimated Closing Statement not less than three Business Days prior to the anticipated Closing Date. For the avoidance of doubt, the Shareholder Loan Amount shall be included in the Debt (as Indebtedness) for purposes of the adjustment of the purchase price contemplated in Section 2.10.

Section 2.12 Closing.

(a) Time and Place. The consummation of the Transactions (the “Closing”) shall take place at the Zürich offices of Lenz & Staehelin. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

(b) Transactions at Closing. At, or prior to the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously (Zug-um-Zug), and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(1) Purchaser shall pay to the Selling Shareholders an amount equal to the Effective Closing Consideration less the Escrow Fund, pro rata, in accordance with their respective ownership percentages as set forth in Schedule 1.

(2) Purchaser shall countersign the Shareholder Loan Transfer Agreement (as defined below) and shall pay the Shareholder Loan Amount to the relevant transferring Selling Shareholders or their Affiliates, as applicable.

(3) Purchaser, the Selling Shareholders and the Escrow Agent shall enter into the Escrow Agreement.

(4) Purchaser shall pay to the Escrow Agent the Escrow Fund, in accordance with Section 2.06.

(5) Purchaser shall deliver to the Selling Shareholders (acting on behalf of the Company) the notification regarding the beneficial owners according to art. 697j Swiss Code of Obligations.

(6) Purchaser shall countersign the written assignment declarations for the assignment of the Company Shares.

(c) Closing Deliveries by the Selling Shareholders. The Selling Shareholders deliver to the Purchaser the following agreements and documents:

(1) The Escrow Agreement, executed by Selling Shareholders;

(2) A list of (i) the names of the members of the board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company (if any); and (iii) the names and titles of the officers of each Acquired Company.

(3) Written resignations of all directors of each Acquired Company who are nominated in writing by the Purchaser to the Selling Shareholders at least ten Business Days before the anticipated Closing Date (such directors the “Resigning Directors”), such resignations to confirm that the resigning members of the boards of directors have no claims against the Company and its Subsidiaries and to be effective as of and subject to the Closing, other than claims for current compensation and reimbursement of current expenses consistent with the disclosures made to the Purchaser before the date hereof (which claims, if any, shall be taken into account as short-term liabilities in the post-closing purchase price adjustment in accordance with Section 2.10.

(4) A true copy of the resolution of the board of directors of the Company approving the transfer of the Company Shares to the Purchaser as contemplated by this Agreement.

(5) A true, correct and complete copy of the share register (Aktienbuch) of the Company and the register of beneficial owners of the Company reflecting the Purchaser as the new record owner and beneficial owner of the Company Shares pursuant to the Purchaser’s notice as per Section 2.12(b)(5).

(6) A written assignment signed by each Selling Shareholder for the assignment of the Company Shares sold by such Selling Shareholder to the Purchaser in the form of Schedule 2.12(c)(6).

(7) A written transfer signed by each Selling Shareholder or its Affiliate, as applicable, that is a lender under the Shareholder Loans assigning and transferring to the Purchaser all of their rights and interest in the Shareholder Loans as of the Closing Date (the “Shareholder Loan Transfer Agreement”) in the form of Schedule 2.12(c)(7).

(8) An electronic data device with the contents of the VDR, which Buyer agrees to return (without having made copies) in the event that this Agreement is terminated.

(d) Closing Memorandum. The Parties will execute a closing memorandum, a draft of which is to be prepared by the counsel of the Selling Shareholders and shared with the Purchaser reasonably prior to the Closing Date, which shall serve, when signed, solely as evidence that Closing has occurred and shall not limit or prejudice the rights any Party may have under or in connection with this Agreement or under applicable law except to the extent expressly stated.

(e) Non-performance of Closing actions. If a Party does not perform any of its respective closing actions on or before the Closing Date, such Party shall be deemed in default (without the other Party having to give notice of default) and the other Party shall not be obligated to fulfill its respective closing actions. In case the Closing cannot be fully completed, the Parties undertake to use their reasonable best efforts to unwind all closing actions initiated or taken, without prejudice to any remedies available to it based on default, non-performance or defective performance

Article III
Representations and Warranties of the Selling Shareholders

The Selling Shareholders hereby represent and warrant to the Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date, except for those statements in this Article III which by their terms relate to a specific date (including the date of this Agreement) which are only represented and warranted as per such date. Except for the representations and warranties expressly and specifically made by the Selling Shareholders in this Article, or in other Articles hereof, the Selling Shareholders do not make any express or implied representation or warranty, and the Selling Shareholders hereby disclaim all other representations and warranties of any kind or nature, express or implied, if not included in this Agreement. Where a statement is qualified by Selling Shareholders’ Knowledge, the Selling Shareholders’ Knowledge at the date hereof shall be relevant.

Section 3.01 Organization and Standing.

(a) The Company and each of its Subsidiaries (i) is duly and lawfully incorporated, organized and validly existing under the Laws of its jurisdiction of incorporation and (ii) has all requisite corporate power and authority to own and use its assets and to conduct its business as currently conducted. The Company and its Subsidiaries are not qualified to conduct their business as a foreign corporation in any jurisdiction. The Company and its Subsidiaries have never conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name. No proceedings are pending or threatened which could lead to the voluntary or involuntary winding-up, liquidation or other dissolution of the Company or any Subsidiary. No composition or general assignment proceedings (Nachlassverfahren) are pending or have been applied for with regard to the Company or any Subsidiary.

(b) Other than equity interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any corporation, partnership, joint venture, association or other entity. The Company and its Subsidiaries have no branches, permanent establishments or representation offices.

(c) The Company has delivered or made available to Purchaser (i) accurate and complete copies of the Fundamental Documents, as currently in effect, including all amendments thereto, of each Acquired Company (Schedule 3.01(c)). There has not been any violation of any of the provisions of the Fundamental Documents, including all amendments thereto, of each Acquired Company, as applicable, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by its respective shareholders, board of directors or any committee thereof. The books of accounts, share records and other records of each Acquired Company are accurate, up-to-date and complete, in each case in all material respects, and have been maintained in accordance with customary business practices and all applicable Law.

(d) Schedule 3.01(d) accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company (if any); and (iii) the names and titles of the officers of each Acquired Company.

Section 3.02 Authority, Capacity, Validity and Effect.

(a) Each Selling Shareholder has full right, power and authority to enter into and to perform such Selling Shareholder’s obligations under this Agreement.

(b) Each of the Selling Shareholders has taken all actions necessary with respect to the execution and delivery of, and performance under, this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Selling Shareholder, and, assuming the due authorization, execution and delivery by all other parties hereto, is enforceable against such Selling Shareholder in accordance with its terms (except as enforceability is limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; or (b) rules of law governing specific performance, injunctive relief and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

(c) If such Selling Shareholder is a corporate body: (i) it is duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation; and (ii) all necessary actions and conditions have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it, subject to the General Enforceability Exceptions.

(d) Each Selling Shareholder has not (A) made a general assignment for the benefit of creditors, (B) is not bankrupt or insolvent, (C) suffered the attachment or other judicial seizure of all or a substantially all of such Selling Shareholder’s assets, (D) admitted in writing such Selling Shareholder’s inability to pay such Selling Shareholder’s debts as they become due, or (E) taken or been the subject of any action that will have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents;

(e) To such Selling Shareholder’s Knowledge, it is at the date hereof not subject to any applicable Law that has a material and adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under this Agreement; and

(f) At the date hereof, there is no Proceeding pending and no Person has threatened in writing to commence any Proceeding against such Selling Shareholder (in his/her/its capacity as such) that would have a material and adverse effect on the ability of such Selling Shareholder to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents. To such Selling Shareholder’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that may serve as a reasonable basis for any such Proceeding.

Section 3.03 Capitalization.

(a) The share capital of the Company consists of 2,800,000 registered shares with a nominal value of CHF 1.00 each. All outstanding Company Shares are validly issued and fully paid-up and constitute the entire issued and outstanding share capital of the Company. There are no declared or accrued but unpaid dividends with respect to any Company Shares.

(b) The Company directly owns all outstanding equity interests of all of its Subsidiaries, all such interests are validly issued and fully paid-up and constitute the entire issued and outstanding share capital of its Subsidiaries.

(c) None of the Acquired Companies has ever adopted, sponsored or maintained any share option plan or any other plan or agreement providing for equity compensation by an Acquired Company to any Person.

(d) There are no:

(i) outstanding subscriptions or subscription rights, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of Company Shares or equity interests of any Subsidiary;

(ii) obligations of an Acquired Company to make any payment linked to the value of any Company Shares or equity interests of any Subsidiary;

(iii) Liens (including a right of first refusal, right of first offer, proxy, voting trust, or voting agreement) with respect to the sale, issuance or voting of any Company Shares or equity interests of any Subsidiary of the Company (except under the shareholders’ agreements among the Selling Shareholders, which the Selling Shareholders agree not to exercise in any manner that would hinder their compliance with the terms of this Agreement and which will be terminated at the Closing); or

(iv) obligations to redeem, repurchase or otherwise acquire Company Shares or equity interests of any Subsidiary.

(e) Upon consummation of the Transactions, Purchaser will own all the issued share capital of the Company free and clear of all Liens.

(f) Neither the Company nor any Selling Shareholder is a party to any voting trusts, proxies or other agreements with respect to the Company Shares, except for the shareholders’ agreement among the Selling Shareholders which will be terminated at Closing.

(g) No employee owes any Indebtedness to the Company.

Section 3.04 Ownership of Company Shares; Shareholder Loans.

(a) Each Selling Shareholder has, and, subject to Closing, shall deliver at the Closing to the Purchaser, good and valid title to its Company Shares, free and clear of any Liens and from any agreement, obligation or commitments to create, grant, give or permit to subsist any Liens (other than under the Articles and under the shareholders’ agreement among the Selling Shareholders which will be terminated at the Closing). All such Company Shares are not subject to any pending transfer or other disposal except as contemplated by this Agreement.

(b) Each Selling Shareholder is the sole and unencumbered creditor (Gläubiger) of the Shareholder Loans assigned to the Purchaser at Closing by such Selling Shareholder. The claims (Forderungen) under the Shareholder Loans are valid and amount (together with the accrued interest) to the Shareholder Loan Amount. The claims under the Shareholder Loans have not been assigned or encumbered otherwise and they are assignable and transferable as contemplated by the terms of this Agreement. At Closing, the Purchaser will become the new lender and creditor under the Shareholder Loans in the amount of the Shareholder Loan Amount. For the avoidance of doubt, the Company’s ability to repay the Shareholder Loans is not warranted. Attached as Schedule 3.04(b) is a list of all of the Shareholder Loans and the outstanding amounts (including interest accrued thereon) thereunder as of the Closing.

(c) Each Selling Shareholder is the holder of the number of Company Shares set forth opposite his, her or its name in Schedule 1.

(d) Other than the number of Company Shares set forth opposite his, her or its name in Schedule 1, each Selling Shareholder is not entitled to any additional Company Shares or any other form of equity securities in the Company or the Subsidiaries, including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into share capital of the Company or the Subsidiaries.

(e) Each Selling Shareholder has examined Schedule 1 and is entitled only to the distribution set forth therein (subject to any changes and adjustments contemplated in this Agreement in accordance with the terms hereof);

(f) Each Selling Shareholder has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action released by such Selling Shareholder in this Agreement.

Section 3.05 Non-Contravention; Consents.

(a) Neither (1) the execution, delivery or performance of this Agreement by such Selling Shareholder, nor (2) the consummation of the Transactions by such Selling Shareholder, will (with or without notice or lapse of time):

(i) if such Selling Shareholder is not an individual, contravene, conflict with or result in a violation or breach of (i) any of the provisions of the articles of association, partnership agreement, bylaws or other charter or organizational documents of such Selling Shareholder, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of such Selling Shareholder, in each case with respect to the Transactions;

(ii) contravene, conflict with or result in a violation or breach by such Selling Shareholder of any provisions of any applicable Law to which such Selling Shareholder is subject, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under any Order, writ, injunction, judgment or decree to which such Selling Shareholder is bound; or

(iii) contravene, conflict with or result in a violation or breach of or a default under any provision of, give any Person the right to declare a default under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or loss of any benefit under, or require any consent under, any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder is bound or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to, such Selling Shareholder.

(b) No consent that has not been obtained prior to the signing date of this Agreement is required by a Selling Shareholder from, any Governmental Authority in connection with (x) the execution, delivery or performance by such Selling Shareholder of the Transaction Documents to which such Selling Shareholder is a party or (y) the consummation by such Selling Shareholder of the Transactions.

Section 3.06 Financial Statements.

(a) The Annual Financial Statements (i) have been prepared in accordance with GAAP and the Accounting Manual consistently applied throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other and have been prepared in accordance with the books and records of the Company; and (ii) present fairly, in all material respects and subject to and to the extent required by GAAP, the financial condition and results of operations of the Company, as of the respective dates thereof and for the respective periods covered thereby.

(b) The Unaudited Interim Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other and have been prepared in accordance with the books and records of the Company; and (ii) present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company, as of the respective date thereof and the respective periods covered thereby; provided, that they do not contain all notes required under GAAP and are subject to normally recurring year-end audit adjustments, which will not be material individually or in the aggregate.

(c) Since the date of the Unaudited Interim Financial Statements there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying such principle, procedure or practice.

Section 3.07 Absence of Undisclosed Liabilities.

Other than as disclosed, reflected or reserved against in the Unaudited Consolidated Interim Financial Statements, neither the Company nor any of the Subsidiaries has at the date hereof any monetary Liabilities that would be required to be reflected on a balance sheet under GAAP, except (a) Liabilities arising in the Ordinary Course since the Latest Balance Sheet Date (including, without limitation, accounts payable and accrued salaries that have been incurred by any of the Acquired Companies since the Latest Balance Sheet Date) and (b) Transaction Expenses.

Section 3.08 Absence of Certain Changes.

Since the Latest Balance Sheet Date until the date hereof, the Business has been conducted in the Ordinary Course and no Material Adverse Effect has occurred.

Section 3.09 Assets; Absence of Liens and Encumbrances.

(a) The Company and each of the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective properties and assets reflected in the Unaudited Consolidated Interim Financial Statements, except for disposals and losses in the Ordinary Course since the date of such financial statements that are not material to the value, financial condition or operations of the Business of the Acquired Companies as a whole, free and clear of any Liens, except for Permitted Liens and as reflected in the Financial Statements and except for Liens for ad valorem Taxes not yet due and payable.

Section 3.10 Accounts Receivable.

All Accounts Receivable of the Acquired Companies that are reflected in the Unaudited Consolidated Interim Financial Statements result from bona fide transactions, have in all material respects been properly recorded (to the extent required to be recorded therein) and, to the Selling Shareholders’ Knowledge, are collectible (after deductions of any provisions for bad debt), provided that in each case, the foregoing shall not be construed as a guarantee of such collectability or enforceability.

Section 3.11 Books and Records.

The Company and each Subsidiary (a) keeps its books and records in accordance with applicable Laws and internal regulations and sound business practice, and such books and records fairly reflect, in all material respects, all matters required to be reflected therein. At the Closing, all of the books and records of the Acquired Companies will be in the exclusive ownership and possession of the respective Acquired Company; and (b) maintains internal accounting controls that provide reasonable assurance that transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP.

Section 3.12 Contracts and Commitments.

(a) The Disclosure Documents contain true and complete copies, as of the date hereof, of the following material Contracts of the Acquired Companies presently in effect, in each case (and unless a higher amount is indicated below) to the extent that they involve a specific commitment of any of the Acquired Companies’ resources having value exceeding, CHF 30,000 individually or per year or CHF 100,000 in the aggregate in value of outstanding performances, except for clauses (ii), (iii), (v) and (xii), where the aforementioned thresholds shall not apply (collectively, the “Material Contracts”):

(i) Contracts that are not terminable by any of the Acquired Companies on fewer than three month notice without payment of penalty, liability or other adverse consequence to the respective Acquired Company;

(ii) Contracts that involve payments based on sharing profits or revenues of any of the Acquired Companies or that create a partnership, joint venture or an alliance, referral or reseller relationship;

(iii) Contracts that (A) impose by their terms a Lien on any of the Acquired Companies’ material assets (other than a Permitted Lien); (B) create, incur or guarantee any Indebtedness of any of the Acquired Companies to any other Person, or (C) under which any of the Acquired Companies assumes, or otherwise becomes liable for, the obligations of any other Person;

(iv) Contracts that relate to the disposition or acquisition of material assets or any interest in any business enterprise (including any Liability related to or arising out of any acquisition or other business combination such as any earn-out, performance, bonus or other contingent payment arrangement, however such arrangement may be evidenced);

(v) Contracts that (A) include any non-competition or non-solicitation covenant or similar arrangement that limits the right of any of the Acquired Companies to engage in, or to compete (geographically or otherwise) in any line of business or with any other Person anywhere in the world or (B) grant exclusive rights of any type or scope;

(vi) Contracts that provide for indemnification by any of the Acquired Companies;

(vii) Contracts that contain “most favored nation” provisions or any similar preferred pricing provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(viii) Contracts with (A) any Governmental Authority; or (B) any party who is known by the Acquired Companies to be a subcontractor of any Governmental Authority in connection with such Contract;

(ix) Contracts with suppliers of any of the Acquired Companies with a value exceeding CHF 100,000 individually;

(x) Contracts establishing powers of attorney or agency agreements;

(xi) Contracts under which the Acquired Companies have any obligations to create or maintain interoperability or compatibility of any of the Company’s technology, products or services with any technology, products or services of any other Person;

(xii) Contracts that provide for a termination right in the event of a change of control of an Acquired Company.

(b) Prior to the date of this Agreement, the Company has delivered or made available to Purchaser or its counsel as part of the Disclosure Documents a true, correct and complete copy of each Material Contract, including all amendments, modifications and supplements thereto through the date of this Agreement (or a written description of the material terms of any Material Contract that is not written).

(c) Each Material Contract is as to its main obligations of the Acquired Companies a valid and binding obligation of the Acquired Company and, to the Selling Shareholders’ Knowledge, of each other party thereto, and is in full force and effect with respect to such main obligations.

(d) There is no existing material default by an Acquired Company under any of the Material Contracts and no event has occurred or, to the Selling Shareholders’ Knowledge, that (whether with or without notice, lapse of time or the occurrence of any other event) would constitute a material default by an Acquired Company, or subject an Acquired Company to any material penalty or liquidated damages, under any Material Contract.

(e) No Acquired Company has as of the date hereof received written notice from any Person alleging (A) any material breach of, default under or failure to comply with any term or requirement of any Material Contract; or (B) any revocation, withdrawal, suspension, cancellation, termination or amendment to any Material Contract.

(f) The Company has until the date hereof not received written notice of and, to the Selling Shareholders’ Knowledge, there are no existing material defaults by any other Person party to a Material Contract; and, to the Selling Shareholders’ Knowledge, no event has occurred that (whether with or without notice, lapse of time or the occurrence of any other event) would constitute a material default by any other Person party thereto (other than the Company) under any Material Contract.

Section 3.13 Intellectual Property.

(a) All Intellectual Property exercised, accessed or otherwise used that is presently used by the Acquired Companies in relation to the Business, including any patents, trademarks and domains but excluding Licensed IP (the “Technology IP”) is legally and beneficially owned by the Acquired Companies and is free and clear of any Lien and of any other third party rights which would restrict in any way the use or transfer of the Technology IP by the Acquired Companies. The Technology IP together with the Licensed IP comprises all the Intellectual Property required for the Acquired Companies to operate the Business as operated at the date of this Agreement. “Licensed IP” means the Intellectual Property licensed (in any manner and including implicitly) to the Acquired Companies.

(b) No Acquired Company has assigned, transferred, licensed (except in the Ordinary Course on a non-exclusive basis), or encumbered to or for the benefit of any Person any right in or to any of the material Technology IP.

(c) Unregistered Technology IP owned by the Acquired Companies (in particular software, trade secrets and confidential know how) is protected in line with industry standards by appropriate contractual arrangements and technical features.

(d) There are no claims, challenges, disputes or proceedings, pending or, to the Selling Shareholders’ Knowledge threatened, that are reasonably likely to materially adversely affect any Acquired Company’s title to the Technology IP and no Acquired Company has until the date hereof received any written notice challenging its ownership of, or suggesting that any other person has any legal or beneficial claim to ownership of, the Technology IP.

(e) To the Selling Shareholders’ Knowledge, there has been no infringement or alleged infringement by any person of the Technology IP.

(f) To the Selling Shareholders’ Knowledge, the use of and any currently existing sub-license of the Technology IP by the Acquired Companies does not (i) infringe the Intellectual Property rights of any third party or (ii) materially breach the terms of any IP Licenses or any other agreement to which an Acquired Company is a party, and no such activities give rise to any obligation to pay any royalty, fee or compensation to any third party, except for the license fees owed for the Licensed IP. The Acquired Companies are entitled to use any software developed by third parties used in the products and services of the Acquired Companies pursuant to the terms and conditions of the respective IP License. “IP License” means a license granted by a third party to an Acquired Company in respect of material Intellectual Property owned or sublicensed by that third party.

(g) The Acquired Companies comply and have in the past complied in all material respects with the terms of each material IP License.

(h) No Acquired Company has until the date hereof received any written notice of early termination of any of the material IP Licenses. To the Selling Shareholders’ Knowledge, there are no facts or circumstances that would lead to early termination of any of the material IP Licenses.

(i) The Acquired Companies have the right to use the Licensed IP under each IP License for the term of that IP License (subject to the terms of the IP License and applicable Law).

(j) To the Selling Shareholders’ Knowledge, the software used by the Acquired Companies in the manufacturing of their products and provision of their services does not comprise any open source software which is licensed under terms, and the Acquired Companies are not otherwise bound by any obligations, that (i) restrict the commercialization of products using such software (e.g. viral copyleft) or (ii) have the effect that the resulting software, the relating source code or documentation must be disclosed or otherwise be made available to third parties. To the extent that open source software comprising a viral copyleft is used by the Acquired Companies in such products and services, such open source software was combined with such products or services in such a way as to ensure that the viral copyleft is not applicable. The Acquired Companies have complied with all applicable restrictions set out in any such open source software licenses.

(k) The Acquired Companies have obtained from each employee and contractor that developed any proprietary software code or other Intellectual Property on behalf of the Acquired Companies, as needed, a valid and irrevocable assignment of such rights to the respective Acquired Company as may be needed.

(l) The information technology infrastructure (including the software architecture, the functionality thereof, the software tools used on any information technology platform applied to the Business as well as any related information technology hardware) of the Acquired Companies is, to the Selling Shareholders’ Knowledge, adequate for the requirements of the Business and in good operating condition. There have not been any signification disruptions within the last 12 months. The Acquired Companies have unrestricted ownership of, or otherwise a right to use pursuant to applicable licenses, their information technology infrastructure.

(m) The Acquired Companies’ information technology infrastructure complies with industry standards (in their industries) for information technology security. In particular, the Acquired Companies have implemented an adequate data protection management system and comply in all material respects with all pertinent provisions of the Swiss Data Protection Act and, if any products or services are offered to customers in the European Union, of the General Data Protection Regulation, as applicable.

Section 3.14 Litigation and Other Proceedings.

At the date hereof, there are no civil, criminal or administrative or regulatory actions, suits, inquiries, investigations or other proceedings pending or threatened in writing against any Acquired Company which may directly or indirectly affect any of the Acquired Companies or (in connection with the Business) any of executive members of the Management Team before any court, arbitral tribunal or other Governmental Authority. Neither the Acquired Companies nor any of the executive members of the Management Team are at the date hereof subject to any continuing court or administrative order, judgement, injunction or private settlement agreement with respect to the Business.

Section 3.15 Compliance with Laws; Permits; Privacy

(a) The Acquired Companies hold all material permits, licenses, authorizations, and concessions that are required for the continued operation of the Business (collectively, the “Authorizations”). There are no facts or circumstances which, to the Selling Shareholders’ Knowledge, are reasonably likely to cause a withdrawal or a material restriction of an Authorization. All such Authorizations are in full force and effect and there are no proceedings pending or threatened in writing that seek the revocation, cancellation, suspension or adverse modification of any such Authorization. The Acquired Companies conduct, and have in the last three years conducted, their business operations and other activities in all material respects in compliance with applicable Laws and the terms of the Authorizations. The Acquired Companies have not received any written notification from any Governmental Authority or any other Person asserting that (i) the Acquired Companies are not in compliance with any Law or Authorization applicable to the respective Acquired Company or the Business or (ii) the Acquired Companies may have an obligation to undertake, or to bear all or any portion of the cost of, any curative action of any nature. The Acquired Companies have until the date hereof not received notice of an investigation with respect to the Acquired Companies, and, to the Selling Shareholders’ Knowledge, no such investigation is in progress.

(b) The Acquired Companies are not, and in the last three preceding years have not been, in material violation of any Laws relating to the rights of any Person with respect to Personal Information and Privacy Rights, including the Laws relating to the collection, storage, use, security and/or transfer of Personal Information, or any applicable contractual obligations or privacy policies and (ii) the Acquired Companies are, and in the last three preceding years have been, in compliance with all applicable industry standards relating to Personal Information and Privacy Rights. There have not been any material incidents or data security breaches, unauthorized or illegal access, disclosure or use of any Personal Information held by or on behalf of the Acquired Companies in the last 30 months. None of the Acquired Companies has in the last 30 months experienced any material data breach or network security breach that would be required to be disclosed to any person or competent authority.

(c) The Acquired Companies have in the last 30 months been, and are, protecting with industry standard security measures, the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized access, modification, transmittal or use.

(d) The Disclosure Documents contain all third-party servicing, outsourcing, hosting or similar arrangement with respect to the management of information with a monetary commitment of the Acquired Companies exceeding CHF 30,000 per annum or individually.

(e) The Acquired Companies have reasonable technological and procedural measures in place to protect all Personal Information against loss, theft and unauthorized access or disclosure. The Acquired Companies have implemented and maintained a system of internal controls sufficient to provide reasonable assurance that the Acquired Companies comply, in all material respects, with all applicable Laws relating to the storage, transmission or use of Personal Information, and that the Acquired Companies will not collect, share, use or fail to secure such Personal Information in a manner that breaches or violates any applicable Laws or contractual commitments pertaining to protecting Personal Information.

Section 3.16 Employees.

(a) Document “Nano Di DD\01-Legal Due Diligence (01-12)\08-Human Resources\8.1 Employees information\8.1.1 List of all employees\List of employees June 15_2021.pdf” in the VDR contains a true and complete list of all employees of the Acquired Companies (in an anonymous form), and the Disclosure Documents include each employee’s position and title, work location, scope of employment (e.g., full- or part-time or temporary), date of commencement of employment, prior notice entitlement, salary and any other material compensation or benefit payable, including the following entitlements, if applicable: bonus (including type of bonus and amounts received in 2019 and 2020), deferred compensation, overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement, last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than their salaries (including applicable bonus) and except as set forth in the Disclosure Documents, the employees of the Acquired Companies are not entitled to receive from the respective Acquired Company any material payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in the Disclosure Documents and subject to any limitations under applicable Law, the employment of each of the employees of the Acquired Companies is terminable by the respective Acquired Company with no more than six months prior notice.

(b) No employee of the Acquired Companies is entitled to any benefits, entitlement or compensation that is not included in the Disclosure Documents. Except as set forth in the Disclosure Documents, the Acquired Companies did not make any promises or commitments to any of their employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. All employees of the Acquired Companies have signed an employment agreement substantially in the form delivered or made available to Purchaser.

(c) [Reserved].

(d) The Acquired Companies are not and were never a party to any Contract or arrangement with a labor union, trade union or other organization or body involving any of their employees or employee representatives, or are otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. The Acquired Companies are not and were never a member of any employers’ association or organization.

(e) Folders “Nano Di DD\03-HR Due Diligence (19)\19.1 Freelancers Contracts” and “Nano Di DD\01-Legal Due Diligence (01-12)\01-Organization and corporate documents\1.9 Mandatsverträge” in the VDR contain all engagement agreements relating to work by present independent contractors (“Contractors”) to the Acquired Companies. Except as set forth in Folders “Nano Di DD\03-HR Due Diligence (19)\19.1 Freelancers Contracts” and “Nano Di DD\01-Legal Due Diligence (01-12)\01-Organization and corporate documents\1.9 Mandatsverträge” in the VDR, all Contractors can be terminated on notice of three months or less to the Contractor. All Contractors are classified as independent contractors in their respective engagement agreements and would not reasonably be expected to be reclassified by the courts or any other authority as employees of the respective Acquired Company, for any propose whatsoever. According to the Contractors’ agreements with the Acquired Companies, no Contractor is entitled to rights under the applicable labor laws. All Contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract with the respective Acquired Company.

(f) The Acquired Companies are in compliance in all material respects with all applicable Laws relating to employment or labor, including those related to wages, hours, collective bargaining and the payment and/or withholding of Taxes or social security contributions, and there is at the date hereof no proceeding with respect to a violation of any occupational safety or health standards that has been asserted in writing or is now pending or threatened in writing with respect to the Acquired Companies. There is, to the Knowledge of the Selling Shareholders, no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or threatened in writing or is pending before any Governmental Authority.

(g) No former employee of the Acquired Companies has at the date hereof alleged in writing any unsatisfied claims against the Acquired Companies related to such former employee’s former employment.

(h) No current employee or Contractor of an Acquired Company is engaged by such Acquired Company without a written contract or did not execute an agreement concerning Intellectual Property. The Disclosure Documents contain accurate and complete copies of all employee manuals and handbooks, all policies and guidelines with regard to engagement terms and procedures in place at the date hereof.

(i) The Acquired Companies do not currently engage any employee whose employment requires licenses or permits other than such licenses or permits as would be required in the Ordinary Course of the Business.

(j) Without derogating from any of the above representations, the Acquired Companies’ liabilities towards their employees regarding severance pay, accrued vacation and overtime work (Überstunden and Überzeit) are fully funded or are accrued in the Financial Statements.

Section 3.17 Social Security and Employee Benefit Plans.

(a) Any and all returns and reports related to social security contributions required to be filed with respect to the Acquired Companies, whether relating to employees of the Acquired Companies or otherwise, have been timely and correctly filed. The Acquired Companies have paid or provided in the Financial Statements in full any and all social security contributions, whether relating to employees of the Acquired Companies or otherwise, as and when due. No Swiss or foreign authority is asserting any deficiency or claim for additional social security contribution (or interest thereon or penalties in connection therewith). To the Selling Shareholders’ Knowledge, there are no facts or circumstances which are likely to lead to a re-assessment by any social security authority of social security contributions.

(b) VDR Folders “Nano Di DD\01-Legal Due Diligence (01-12)\08-Human Resources”, “Nano Di DD\07-Q&A\07-ESS FR”, “Nano Di DD\07-Q&A\04-USA\01 - Legal\08-Human Resources” and “Nano Di DD\07-Q&A\08-ESS DE” contain copies of all pension and employee benefit plans of the Acquired Companies (collectively, the “Plans” and each a “Plan”). The Plans are fully funded in accordance with applicable Laws and regulations and the rules of the Plans and are in all material respects established, organized and managed in compliance with applicable Laws and the regulations of such Plans.

(c) All contributions (including employer contributions and salary reductions) required to be made to or with respect to any Plan have been fully paid when due or are fully provided in the Financial Statements. There are no claims of any Plan or any administrator of a Plan against any of the Acquired Companies and to the Selling Shareholders’ Knowledge no such claims are expected other than for current ordinary contributions.

(d) All persons who have to be registered by the Acquired Companies as employees with social security and pension institutions are insured according to applicable Laws and the respective regulations of the applicable Plans.

(e) Other than the Exit Bonus Plan, none of the Plans provides for the payment or accrual of a separation, severance, termination, or similar type of benefits to any person as a result of the Transactions.

(f) No employee that is a party to the Exit Bonus Plan has any claim against the Acquired Companies in connection with the Exit Bonus Plan, including the employee’s respective share in any payment pursuant to the Exit Bonus Plan, including, without limitation, with respect to any and all associated costs, expenses, charges, contributions and deductions for taxes and social benefits associated therewith.

Section 3.18 Taxes.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all material federal, state, local and foreign returns, estimates, claims for refund, information statements and reports or other similar documents with respect to any and all material Taxes (including amendments, schedules, or attachments thereto) (“Tax Returns”) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete, in all material respects, and were prepared in compliance with all applicable Laws and (ii) have timely paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company reports for the payment of, all material Taxes required to be paid (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items or carryforwards) for all taxable periods and portions thereof through December 31, 2020, and since then, the Company and the Subsidiaries have not incurred any liability for Taxes (i) from extraordinary gains or losses within the meaning of GAAP, or (ii) outside the Ordinary Course.

(b) The Acquired Companies have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and have duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable Laws. The Acquired Companies are in compliance with, and their records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws.

(c) No deficiencies for any Taxes have at the date hereof been asserted in writing or assessed in writing, or to the Selling Shareholders’ Knowledge, proposed, against the Company or any of the Subsidiaries that are not subject to adequate reserves on the Unaudited Consolidated Interim Financial Statements (in accordance with GAAP) as adjusted in the Ordinary Course consistent with past practice, nor has the Company or any of the Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No Audit of any Tax Return of the Company or any of the Subsidiaries is presently in progress, nor has the Company or any of the Subsidiaries until the date hereof been notified in writing of any request for such an Audit.

(e) To the Selling Shareholders’ knowledge, no extension of time within which to file any Tax Return required to be filed by the Company or any of the Subsidiaries is currently in effect.

(f) No action, suit, investigation, claim or assessment is pending or, to the Selling Shareholders’ Knowledge, threatened with respect to Taxes for which the Company or any of the Subsidiaries may be liable.

(g) No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of the Subsidiaries does not pay Taxes or file Tax Returns asserting that the Company or such Subsidiary, respectively, is subject to Taxes assessed by such jurisdiction or required to file a Tax Return in such jurisdiction.

(h) None of the Company or the Subsidiaries is bound by any Tax indemnity, Tax sharing agreement or Tax allocation agreement or arrangement or any similar agreement with respect to Taxes, nor is there any other reason, as transferee or successor, by operation of Law or otherwise, that the Company or any of the Subsidiaries will have, as of the Closing Date, any liability for Taxes of any other entity.

(i) There are no Tax rulings, requests for rulings, private letter rulings, or similar agreements relating to Taxes for which the Company or any of the Subsidiaries is reasonably expected to be liable that would reasonably be expected to affect the Company’s or any of the Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date.

(j) None of the Company or the Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case in any taxable period ending after the Closing Date, as a result of any change in method of accounting, intercompany transaction, installment sale or the receipt of any prepaid amount, income inclusions, if applicable, such as any item of income or gain, or exclusion of any item of deduction or loss from, taxable income in each case made on or prior to the Closing Date.

(k) All Taxes that the Company or any of the Subsidiaries is required by law to withhold or to collect from each payment made to any employee, independent contractor, consultant, creditor, shareholder or other person have been duly withheld and collected and have been duly and timely paid to the appropriate Governmental Authority. The Company and the Subsidiaries have complied with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor or shareholder.

(l) The Company has at all times been a Swiss resident for Tax purposes. Since its incorporation, the Company has not paid and has no liability for Taxes in any jurisdiction other than Switzerland; and no claim has been made in writing by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.

(m) No Tax Authority has until the date hereof claimed that the prices and terms for the sale or provision of any goods or services among the Company and the Subsidiaries are not at arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation, if required by such Laws, has been timely prepared or obtained and, if required under applicable Law, retained.

(n) Other than any Tax Returns that have not yet been required to be filed (taking into account any extensions), the Company has made available to Purchaser complete copies of (i) all Tax Returns of the Company and the Subsidiaries relating to the taxable periods with respect to which the applicable statute of limitation has not already expired, (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to the Company and the Subsidiaries, (iii) any agreements regarding Taxes entered into by or with respect to the Company and the Subsidiaries with any Governmental Authority, (iv) all material written communications to, or received by, the Company and the Subsidiaries from any Tax Authority, including Tax rulings and Tax decisions relating to the taxable periods with respect to which the applicable statute of limitation has not already expired.

(o) The Company and the Subsidiaries have maintained up to date, full and accurate records to the extent required by Law, invoices and supporting documentation to substantiate the Tax deductibility of services and expenses incurred and the deductibility of the related VAT.

Section 3.19 Company’s Governmental Grants.

In the three-year period ending on the date hereof, no Acquired Company received, nor did it apply for, any grant, incentive, subsidy, award, cost sharing arrangement or reimbursement arrangement provided or made available by or on behalf of or under the authority or funding of any Governmental Authority, other than the COVID Loans.

Section 3.20 Real Property; Absence of Liens and Encumbrances.

(a) Neither the Company nor any of its Subsidiaries currently owns, nor has ever owned any real property.

(b) Leased Real Property. The Disclosure Documents contain correct and complete copies of all Leases, including all modifications, amendments and supplements thereto. Each Acquired Company holds the applicable leasehold interests in the Leased Real Property free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Acquired Company enforceable against such Acquired Company in accordance with its terms (subject to the General Enforceability Exceptions). All rent and other sums and charges payable by the applicable Acquired Company under the Leases are current. No Acquired Company has received any written notice of default or termination under any Lease and, to the Selling Shareholders’ Knowledge, no termination event or uncured material default on the part of any Acquired Company or any other party thereto, exists under any Lease. No Acquired Company has any outstanding options or rights of first refusal to purchase any Leased Real Property or any portion thereof or interest therein.

Section 3.21 Insurance.

The Disclosure Documents contain true and correct copies of all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to the Business or its assets (the “Insurance Policies”), including the named insured(s) and all beneficiaries thereunder. All Insurance Policies are valid, outstanding and enforceable (subject to the General Enforceability Exceptions) and subject to applicable Law. All premiums payable under each such policy have been timely paid and no written notice of cancellation or termination has been received by an Acquired Company with respect to any such policy. To the Selling Shareholders’ Knowledge, no notice is threatened regarding any actual or possible refusal of any coverage or rejection of any material claims under any Insurance Policy. The Insurance Policies were determined by the Company’s management to provide reasonable insurance coverage for the activities and operations of the Company as currently conducted.

Section 3.22 Environmental Matters.

The Company has (a) been in compliance, in all material respects, with all applicable Environmental Laws; (b) not received any written notice with respect to the business of, or any property leased by, the Company from any Governmental Authority or third Person alleging that the Company is not in material compliance with any Environmental Law; and (c) not caused the “release” of any Hazardous Materials in violation of any applicable Environmental Law, so as to give rise to any material Liability under Environmental Laws for the Company.

Section 3.23 Brokers’ Fees; Transaction Expenses.

The Company has no liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions based upon arrangements made by or on behalf of the Company. Other than the Transaction Expenses as set forth in Section 2.08 of this Agreement, the Acquired Companies have not incurred further expenses relating to the Transaction.

Section 3.24 Fair Disclosure.

To the Selling Shareholders’ Knowledge, the Disclosure Documents were compiled and made available by the Company from its books, records and other documentation in its possession in good faith and using reasonable care. The Selling Shareholders are not aware of any material inaccuracy or incompleteness of the Disclosure Documents.

Section 3.25 Warranty Obligations; Company Product Matters.

(a) The document under VDR Ref. “Nano Di DD\01-Legal Due Diligence (01-12)\04-Contracts\4.5_Order confirm units under warranty\2021_10_28_Essemtec Maschines under active warranty.xlsx” sets forth a list of each of the written warranties of the Company in respect of any of the sold Company Products which are currently in effect (the “Warranty Obligations”) and all Warranty Obligations that are subject to any material dispute or, to the Selling Shareholders’ Knowledge, threatened material dispute. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the Warranty Obligations other than as required by applicable Law

(b) The Company has not agreed with any customer to any material deviations from the Warranty Obligations outside the Ordinary Course, and no salesperson, employee or agent of the Company is authorized to undertake any obligation to any customer or other Person in excess of such Warranty Obligations or has undertaken any material oral warranties.

(c) Company Products.

Each Company Product sold in the last 30 months conforms in all material respects to the Company’s agreed specifications and contract documentation therefor, all applicable material contractual commitments and all applicable express and implied warranties and does not offer functionality that is not materially in compliance with applicable Law.

Section 3.26 Bank Accounts

The Disclosure Documents identify all bank and brokerage accounts of the Acquired Companies, whether or not such accounts are held in the name of such Acquired Company, list the respective signatories and holders of powers of attorney with respect to such accounts.

Section 3.27 Bankruptcy, Etc.

No Acquired Company is at the date hereof involved in any Proceeding by or against it as a debtor before any Governmental Authority under any bankruptcy, winding-up, insolvency, or similar Laws of general application affecting the enforcement of creditors’ rights, or for the appointment of a trustee, receiver, liquidator, or other similar insolvency official for any part of its assets.

Section 3.28 Foreign Corrupt Practices Act.

None of the Company or any of its Subsidiaries nor, to the Selling Shareholders’ Knowledge, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries: (i) made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense; (ii) made, offered, promised or authorized any direct or indirect unlawful bribe, kickback, rebate, payoff, influence payment, or otherwise unlawfully provided anything of value, to any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, the “FCPA”)) or domestic (Swiss) government official; or (iii) violated or is in violation of any provision of the FCPA, the Bribery Act 2010 of the United Kingdom, as amended (the “Bribery Act 2010”), or any other applicable anti-bribery or anti-corruption law or regulation. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with all applicable anti-corruption an anti-bribery statutes or regulations. None of the Company or any of its Subsidiaries nor, to the Selling Shareholders’ Knowledge, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is: (i) currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State and including, without limitations, the designation as a “Specially designated national” or “blocked person,” the European Union, Her Majesty’s Treasury, the United Nations Security Council or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject or target of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and Crimea). The Company and its Subsidiaries have not knowingly engaged in for the past three years, and are not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction, is or was the subject or target of Sanctions

Section 3.29 Customers.

The Disclosure Documents identify (a) the 10 largest customers of the Acquired Companies during the last full fiscal year and the amount of revenues accounted for by such customer (including from product sales and professional services) during such period and (b) each supplier that is the sole supplier of any significant product or service to an Acquired Company. To the Selling Shareholders’ Knowledge, no such customer or supplier has indicated within the past year that it will stop purchasing products from an Acquired Company or materially reduce its general volume of purchases (without regard to normal short-term fluctuations) from an Acquired Company. No Governmental Authority is a customer of an Acquired Company other than under Contracts disclosed in the Disclosure Documents.

Section 3.30 Related Party Transactions.

No director, officer, or executive member of the Management Team or, to the Selling Shareholders’ Knowledge, members of any of their immediate family, other than in its capacity as a director, officer or employee of any Acquired Company (i) has in the three year period ending on the date hereof been involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company, or (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company.

Article IV
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to each Selling Shareholder that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date. Except for the representations and warranties expressly and specifically made by Purchaser in this Article IV, Purchaser does not make any express or implied representation or warranty, and hereby disclaims all other representations and warranties of any kind or nature, express or implied.

Section 4.01 Organization.

Purchaser is a limited liability company duly organized and validly existing under the Laws of the State of Israel. Purchaser is not in material violation of any of the provisions of its Fundamental Documents. Purchaser has the power and authority to enter into this Agreement and any agreement or document contemplated by it and to perform all of its obligations under this Agreement and any agreement or document contemplated by it.

Section 4.02 Corporate Authority.

(a) Purchaser has taken all corporate actions necessary with respect to the execution and delivery of, and performance under, this Agreement and any agreement or document contemplated by it. This Agreement and any agreement or document contemplated by it imposes legal, valid and binding obligations upon Purchaser enforceable in accordance with the terms.

(b) The execution, delivery and consummation of this Agreement and any agreement or document contemplated hereby, will not violate, constitute a default (or event that with the giving of notice or the lapse of time, or both, would become a default) or require any additional approval under, or give to others any rights of termination, amendment, suspension, revocation or cancellation of, or accelerate the performance provided by, any (i) provisions of the organizational documents of Purchaser, (ii) Contract or other instrument to which Purchaser is a party or by which it is bound or affected or (iii) requirement of Law applicable to Purchaser, or any of its assets, properties or businesses.

(c) Purchaser is not insolvent or unable to pay its debts as they fall due, and it has not stopped paying its debts as they have fallen due.

Section 4.03 No Actions or Proceedings.

(a) To Purchaser’s knowledge, there are no actions, claims or other proceedings or investigations pending or threatened against or involving Purchaser or any of its directors or officers, that, individually or in the aggregate, prevent Purchaser from consummating the Transactions in accordance with the terms hereof, or affect the validity or enforceability of the Transaction Documents.

Section 4.04 Non-Contravention; Consents.

(a) Neither (1) the execution, delivery or performance of this Agreement by Purchaser nor (2) the consummation of the Transactions by Purchaser will (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation or breach of (x) any of the provisions of the articles of association, partnership agreement, bylaws or other charter or organizational documents of Purchaser, or (y) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of Purchaser, in each case with respect to the transactions contemplated by this Agreement;

(ii) contravene, conflict with or result in a violation or breach by Purchaser of any provisions of any applicable Law to which Purchaser is subject, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under any order, writ, injunction, judgment or decree to which Purchaser is bound; or

(iii) contravene, conflict with or result in a violation or breach of or a default under any provision of, give any Person the right to declare a default under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or loss of any benefit under, or require any consent under, any Contract to which Purchaser is a party or by which Purchaser is bound or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to, Purchaser, except where any such conflicts, violations, breaches, defaults, rights or losses individually or in the aggregate will not impair the ability of Purchaser to consummate the Transactions.

(b) Purchaser has advised the Selling Shareholders on or prior to the date hereof of all consents required from any Governmental Authority in connection with the Transactions contemplated hereby. No consent that has not been obtained prior to the signing date of this Agreement is required from, any Governmental Authority in connection with (x) the execution, delivery or performance by Purchaser of the Documents to which Purchaser is a party or (y) the consummation by Purchaser of the Transactions, other than where the failure to make filings, give notice or obtain consents will not impair the ability of Purchaser to consummate the Transactions.

Section 4.05 Financing.

Purchaser currently has available liquidity sufficient to, and at the Closing will have available funds necessary to, consummate the Transactions and pay the Aggregate Consideration on the terms and conditions contemplated by this Agreement. As of the date of this Agreement, the Purchaser is not aware of any reason why the funds necessary to fulfill its obligations under Article II (including paying the Aggregate Consideration) will not be available on the Closing Date.

Article V
Covenants of the parties

Section 5.01 Access to Records and Properties of the Company

Subject to applicable Law, from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall and shall cause the Company’s Representatives acting on its behalf to (a) provide to the Purchaser and its Representatives reasonable access to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof during normal business hours of the Company to the extent business operations are not unduly disturbed thereby, and (b) furnish as soon as practicably possible such information concerning the Business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company as the Purchaser may reasonably request, including access to the Company’s Tax returns and any communications with any Tax Authority; provided, that all such information shall be deemed to be Confidential Information subject to the protections set forth in Section 5.06, and provided, further, that all such information shall, in the event that the Transactions are not consummated and upon request of the Selling Shareholders, be returned to the Company or destroyed.

Section 5.02 Conduct of the Business

(a) During the period commencing as of the date hereof, and ending on the earlier of the Closing, or if earlier terminated, the termination of this Agreement in accordance with Article IX, the Selling Shareholders shall use reasonable efforts to cause the Company to (i) carry on the Business in the Ordinary Course in substantially the same manner as heretofore conducted, (ii) use reasonable efforts to keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them and (iii) maintain its current accounting methods or practices (other than as may be required by GAAP). Without limiting the generality of the foregoing, unless specifically consented to by Purchaser in writing (including e-mail) (such consent not to be unreasonably withheld, delayed or conditioned), or expressly set forth in this Agreement or the other Documents and subject to Section 5.02(b) below, the Selling Shareholders shall ensure that the Company does not:

(1) do anything that would interfere with the consummation of the transactions contemplated in this Agreement or constitute a breach of any of the representations and warranties contained in Article III;

(2) incur any Indebtedness other than in the Ordinary Course;

(3) assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course), or otherwise become responsible for obligations of any other Person other than another Acquired Company;

(4) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver, directly or indirectly, by any means, any additional Company Shares;

(5) declare, set aside, make or pay any distribution or dividend or enter into any voting agreement with respect to the Company Shares;

(6) reclassify, combine, split or subdivide any Company Shares;

(7) make any change to its Fundamental Documents;

(8) create or permit the creation of any Lien that is not a Permitted Lien, or sell, lease, transfer, license or otherwise dispose of any of the Company’s assets except in the Ordinary Course;

(9) cancel, release or assign any Indebtedness owed to it;

(10) (A) make any investment or commitment of a capital nature either by acquisition of Securities, contributions to capital, business, asset or product line acquisitions, or otherwise, form or acquire any Subsidiary or (B) make any capital expenditures other than in the Ordinary Course exceeding CHF 100,000 individually or CHF 500,000 in the aggregate;

(11) adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(12) other than in the Ordinary Course, (A) terminate any Material Contract (other than in accordance with its terms); (B) materially amend, modify, violate or waive any material term of any Material Contract; (C) enter into or renew (other than automatic renewal) any Contract which would constitute a Material Contract if existing on the date of this Agreement;

(13) (A) increase the salaries, wages, other compensation or benefits of any officer or director of the Company or executive member of the Management Team other than in accordance with the terms and conditions of any Contract existing as of the date of this Agreement or included in the Disclosure Documents; (B) pay any compensation to or for any officer or employee or executive member of the Management Team other than in the Ordinary Course, pursuant to employment arrangements in effect on the date of this Agreement or pursuant to and/or otherwise resulting from or in connection with the Exit Bonus Plan; (C) make any material advance or loan to any officer or director of the Company or executive member of the Management Team; (D) materially modify the terms of the relationship of any officer, director or employee with the Company; (E) enter into, materially modify or terminate (other than for Cause) any employment Contract or extend any offer of employment (except in the Ordinary Course); or (F) enter into any collective bargaining agreement, trade union agreement or similar agreement or arrangement;

(14) make, change or revoke any material election in respect of Taxes; adopt or change any accounting method in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(15) (A) prepay any long-term Indebtedness, (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the Ordinary Course, other than payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Balance Sheet, Transaction Expenses (and any other Indebtedness that is explicitly contemplated by this Agreement to be repaid by the Purchaser at the Closing) , (C) fail to pay any debts and Taxes in a timely manner, subject to good faith disputes over such debts or Taxes or (D) fail to pay or perform other obligations in a timely manner subject to good faith disputes over whether payment or performance is owing;

(16) (A) accelerate or delay the collection of notes or Accounts Receivable in advance of or beyond their regular due dates or the dates on which the same would have been collected in the Ordinary Course or (B) delay or accelerate the payment of accounts payable in advance of their due date or the date such Liabilities would have been paid in the Ordinary Course;

(17) write up, write down or write off the book value of any of the assets of the Company, except as required by GAAP for Accounts Receivable that are not collectible, or the depreciation and amortization or impairment of assets in accordance with GAAP consistently applied;

(18) (A) waive, release, settle or compromise any material claims or right to make claims, settle any Proceeding or (B) initiate any material litigation or arbitration proceeding;

(19) make any material change in the manner in which the Company extends discounts or credits to customers, otherwise deals with its customers or distributors or markets its products or services, other than in the Ordinary Course;

(20) transfer, other than in the Ordinary Course, assign, abandon, permit to lapse or exclusively license to or from any Person any Intellectual Property rights, other than pursuant to the terms of any Contract as in existence on the date of this Agreement;

(21) terminate any material Insurance Policy, or materially reduce the amount of any insurance coverage provided by the Insurance Policies, other than pursuant to the terms of any Insurance Policies as in existence on the date of this Agreement; or

(22) resolve or agree to take any of the foregoing actions.

(b) No prior written consent of Purchaser shall be required for any of the actions and matters referred to under Section 5.02(a) to the extent that the undertaking of such actions and matters (1) is consistent with the business or investment plans disclosed to, and as they were approved in writing (including by E-Mail) by, Purchaser, (2) is required to comply with this Agreement or by mandatory Law or by any binding decision issued by a court or a competent authority or (3) is under circumstances of emergency restricting the feasibility of obtaining the Purchaser’s consent therefor and such that the failure to undertake such action or matter would jeopardize the Business as a going concern, provided, that Purchaser shall be informed and consulted on the undertaking of such actions and matters as soon as possible following the expiration or termination of the prohibition, and if possible, in advance of taking any such action, even if Purchaser is unable to provide its consent by the relevant deadline.

Section 5.03 Notices of Certain Events

During the period from the date of this Agreement until the earlier of the Closing or if earlier terminated, the termination of this Agreement in accordance with Article IX,

(a) the Selling Shareholders shall cause the Company to notify the Purchaser in writing, promptly after becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (i) any representation or warranty of the Selling Shareholders herein to be untrue or inaccurate so that the condition to closing in Section 8.02(a) is reasonably likely to be unsatisfied; (ii) a violation or breach of any covenant of the Selling Shareholders contained in this Agreement which is reasonably likely to cause the condition to closing in Section 8.02(b) to be unsatisfied; or (iii) in the event it reasonably believes that any other condition to Closing set forth in this Agreement cannot be satisfied, and

(b) the Purchaser shall notify the Selling Shareholders in writing, promptly after becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (i) any representation or warranty of the Purchaser that is contained in any Transaction Document to be untrue or inaccurate in any material respect so that the condition to closing in Section 8.03(a) is reasonably likely to be unsatisfied; or (ii) a violation or breach of any covenant of the Purchaser contained in this Agreement which is reasonably likely to cause the condition to closing in Section 8.03(b) to be unsatisfied; or (iii) in the event it reasonably believes that any other condition to Closing set forth in this Agreement cannot be satisfied.

(c) No disclosure by a Party pursuant to this Section 5.03, however will be deemed to amend or supplement the Disclosure Documents, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant under this Agreement.

Section 5.04 No Solicitation

(a) From the date of this Agreement through the Closing or, if earlier terminated, the termination of this Agreement in accordance with Article IX, none of the Selling Shareholders or the Company shall (and shall cause their respective Representatives and, in the case of the Company, its Subsidiaries not to), directly or indirectly, (a) solicit, initiate or encourage (including by way of furnishing any information about the Company that could be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to the potential acquisition of the Business (an “Acquisition Proposal”) or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal) or take any action to facilitate any inquiry or the making or submission of any proposal or offer, or any action likely to lead to the submission of such a proposal or offer, from any Person relating to an Acquisition Proposal, (b) participate or propose to participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person other than the Purchaser any information in connection with or relating to, or otherwise cooperate in any way with or assist or facilitate, any Acquisition Proposal, (c) enter into any letter of intent, memorandum of understanding or Contract with respect to any Acquisition Proposal or (d) sell, transfer or otherwise dispose of, or enter into any Contract with respect to the sale, transfer or disposition of, any interest in Securities of the Company other than as provided in this Agreement. The Company and each Selling Shareholder immediately shall cease and cause to be terminated any existing discussions, conversations, negotiations and other communications with any Persons with respect to any Acquisition Proposal. The Company and each Selling Shareholder shall notify Purchaser promptly if any Acquisition Proposal, or any inquiry, offer, proposal, indication of interest or other contact with any Person with respect to any Acquisition Proposal (each, an “Inquiry”), is made and shall, in any such notice to Purchaser, indicate the identity of the Person making such Acquisition Proposal or Inquiry and the terms and conditions of such Acquisition Proposal or Inquiry (including a copy of any written or electronic mail transmissions received in connection therewith).

Section 5.05 Regulatory and Other Authorizations; Notices and Consents

(a) Each of Purchaser and the Selling Shareholders shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate the Transactions as promptly as reasonably practicable; and (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations or Orders required to be obtained or made, or avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions.

(b) Each of Purchaser and the Selling Shareholders shall promptly make and progress any required filings with the relevant Governmental Authorities. The Purchaser shall offer (and not withdraw) such undertakings, commitments, conditions or requirements as may be necessary to obtain any required governmental approvals and shall accept any conditions and requirements required by the Governmental Authorities, if any. Each of the Purchaser and the Selling Shareholders shall have the right to be consulted on and provide comments to any drafts of the filings before such filings are made and to be informed continuously on the progress of any filings and shall have the right to participate in any meeting or conference with representatives of the Governmental Authorities.

(c) If any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the consummation of the Transactions as violative of any applicable Law, Purchaser and each of the Selling Shareholders shall, and shall cause the Acquired Companies and the respective Affiliates of each of the foregoing to, cooperate with the other Parties and use their commercially reasonable best efforts to contest and resist, except insofar as the Selling Shareholders and the Purchaser may otherwise agree, any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions, provided, however, that (subject to the following proviso) nothing in this Section 5.05 or otherwise in this Agreement shall require the Purchaser, or its Affiliates, nor permit the Acquired Companies or their Affiliates, to enter into or agree to enter into any understanding, undertaking, settlement, consent decree, stipulation or agreement that would limit in any material manner the Purchaser’s or its Affiliates’ or the Acquired Companies’ ability to operate the Business following the Closing in their respective absolute discretion, or require the sale, divestiture, holding separate (including by establishing a trust or otherwise) or license of any of the material Assets, Securities or businesses of any of the Purchaser, the Acquired Companies or their respective Affiliates; provided that the Purchaser shall have complied with its obligations under Section 5.05(b) above to offer (and not to withdraw) such undertakings, commitments, conditions or requirements as may be necessary to obtain any required government approvals and shall accept any conditions and requirements required by the Governmental Authorities, if any.

(d) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give the Purchaser, directly or indirectly, any right to control or direct any of the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, full and absolute control and supervision over its business operations.

Section 5.06 Confidentiality and Announcements

(a) Each Party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person any Transaction Information or, in the case of the Selling Shareholders, any Confidential Information. Notwithstanding the foregoing, each Party may disclose Transaction Information to its Affiliates, Representatives, investors and lenders, in each case only where such persons or entities are under appropriate nondisclosure obligations of a similar nature and on a need-to-know basis. The obligations of a Party under this Section 5.06(a) shall not apply to information which: (i) is or becomes generally available to the public without breach of obligations under this Section 5.06(a), (ii) becomes available to a Party on a non-confidential basis from a source other than a Party to this Agreement (provided that such Party can demonstrate that such source was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality. If any Party or any of its respective Affiliates or Representatives is required to disclose any Transaction Information by applicable Law or any binding Order, such Party shall notify the other Parties as early as practicable prior to disclosure to allow any relevant other Party to take appropriate measures to preserve the confidentiality of such information. Any breach of this Section 5.06(a) by any Affiliate, Representative or lender of a Party shall be deemed to be a breach by such Party. Notwithstanding the foregoing, it is expressly agreed, acknowledged and understood by the Company and the Selling Shareholders that the Purchaser, as a publicly traded company, will be required to disclose Transaction Information upon signing and/or Closing of this Agreement, as required by applicable Laws and that such disclosure shall not be deemed a breach of the Purchaser’s obligations hereof. “Transaction Information” includes (i) the existence or terms of this Agreement or the other Documents, or (ii) the existence of discussions and negotiations between or among the Purchaser, the Company, and the holders of any Securities of the Company or any of their respective Representatives. Notwithstanding anything in this Agreement or the Confidentiality Agreements to the contrary, following Closing, the Selling Shareholders shall be permitted to disclose information to employees, advisors, agents or consultants, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(b) Without derogating from Section 5.06(a), the Purchaser and the Company shall mutually determine whether any public announcement, press release or response to media inquiries regarding this Agreement, the other Documents or the Transactions may be made and shall mutually issue any such public announcement or press release or respond to media inquiries which may include terms of the Transactions. Following the issuance of such press release, any Party may issue a subsequent press release in content consistent therewith.

Section 5.07 Further Assurances

Each Selling Shareholder, in its capacity as such, shall not interfere with the compliance by the Company of the covenants hereunder. From and after the Closing, the Selling Shareholders and Purchaser shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a Party may reasonably request of another party in order to effectuate the purposes of this Agreement and the other Documents to which they are parties and to carry out the terms hereof and thereof.

Section 5.08 Communications with Employees

From the date hereof until the Closing, Purchaser and the Selling Shareholders shall coordinate and agree in advance all communications with employees of the Company regarding the Transactions and post-Closing matters.

Section 5.09 Retention of Management Team.

The Purchaser agrees to procure that until the expiration of the Earn-Out Periods, the Acquired Companies will not terminate the employment or other service contract with each of the executive members of the Management Team or materially reduce their authority or compensation without the prior written consent of the Selling Shareholders (which consent shall not unreasonably be withheld), except for Cause (in which case no consent of the Selling Shareholders shall be required).

The Purchaser shall offer observer positions for Ernst Inderbitzin and Andreas Müller on the Company’s Board of Directors, for at least two years following the Closing, provided that Messrs. Inderbitzin and Müller shall enter into a customary observer nomination letter substantially in the form attached hereto as Schedule 5.09.

Article VI
Tax Matters

Section 6.01 Tax Returns

(a) The Selling Shareholders shall cause the Company to (i) timely prepare or cause to be prepared (taking into account any extensions of time in which to prepare) and timely file or cause to be filed (taking into account any extensions of time in which to file) Tax Returns of the Acquired Companies required to be filed prior to the Closing Date, and (ii) pay or cause to be paid (taking into account any extensions of time) all Taxes required to be paid prior to the Closing Date.

(b) Purchaser shall (i) timely prepare or cause to be prepared (taking into account any extensions of time in which to prepare) and timely file or cause to be filed (taking into account any extensions of time in which to file) all Tax Returns for the Acquired Companies required to be filed after the Closing, and (ii) timely pay or cause to be paid (taking into account any extensions of time) all Taxes required to be paid after the Closing Date. To the extent such Tax Returns include any Taxes relating to a period prior to the Closing Date, such Tax Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Acquired Companies and in accordance with Section 6.06 below.

Section 6.02 Post-Closing Limitation.

Purchaser shall not amend any Tax Returns of the Acquired Companies that include any Taxes relating to a period prior to the Closing Date or file a Tax Return that includes any Taxes relating to a period prior to the Closing Date in a jurisdiction in which the Acquired Companies has not historically filed Tax Returns reporting that type of Tax without the Selling Shareholders’ prior written consent, if such action would reasonably be expected to have the effect of resulting in an indemnification obligation by the Indemnifying Parties.

All amounts paid by the Indemnifying Parties under Article VI shall, to the extent permitted by Law, be treated for all purposes as adjustments to the Aggregate Consideration.

Section 6.03 Purchaser’s Use

Nothing in this Agreement shall be construed to require Purchaser to make any payment to any Selling Shareholder for Purchaser’s use in a Tax Return for a period beginning after the date of this Agreement, of any excess Tax credit (including any excess foreign Tax credits), net operating loss, or other Tax attribute of the Acquired Companies, provided that any benefit or such use shall reduce and be counted against any liability of the Selling Shareholders under Section 6.04 or Section 10.02(a) in connection with Section 3.18 or Section 3.17, and such benefit or such use is not later rejected or disallowed by the applicable tax authorities.

Section 6.04 Tax Indemnity

(a) Indemnity. The Selling Shareholders shall, irrespective of fault and irrespective of any disclosure in this Agreement or in the Disclosure Documents or knowledge, indemnify and hold harmless the Purchaser and the Acquired Companies for, and pay to Purchaser (or at Purchaser’s request to the Acquired Companies) the amount of any Tax liabilities of the Acquired Companies (and reasonable fees of legal and Tax counsel retained in connection therewith), up to a maximum amount equal to the respective portion of the Aggregate Consideration actually received by such Selling Shareholder, which relate to assessment periods prior to or on the Closing Date or resulting from any event, action or omission on or before the Closing Date (“Pre-Closing Tax Liabilities”), including but not limited to, the amount by which any of the Acquired Companies’ historic Tax liability relating to sales Tax in the United States, in general, and in those U.S. States listed in Document “Nano Di DD\07-Q&A\04-USA\02 – Taxes\14-General information on corporate taxation\14.1_Status Steuern.pdf” in the VDR, in particular, exceeds the US Tax Provision (as defined below) and any Tax for which the Acquired Companies are liable in any way as a result of any event, action or omission prior to or on the Closing Date with regard to Essemtec Deutschland AG & Co. KG, in particular any waiver, accretion or other change in the shareholder structure as well as any other historic Tax liability of Essemtec Deutschland AG & Co. KG for which the Acquired Companies are liable in any way.

(b) Apportionment in case of Straddle Periods. For Taxes that are typically imposed on a periodic basis (e.g. corporate income tax, value added tax, goods and service tax, sales tax), for Taxes that relate to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), such Straddle Period shall be deemed to be split into one taxable period ending on the Closing Date and another taxable period starting on the day after the Closing Date for the purpose of determining the amount of Pre-Closing Tax Liabilities.

(c) Due Date. The obligation to make the indemnity payments contemplated by this Section 6.04 shall be due on the date on which the relevant Pre-Closing Tax Liability is payable to the Tax Authorities.

(d) Exclusions and Reductions. The Selling Shareholders’ obligation to indemnify and pay under this Section 6.04 is excluded or reduced if and to the extent:

(1) the relevant Tax liabilities have been paid before or on the Closing Date, they are reflected as a specific provision in the Unaudited Consolidated Interim Financial Statements or they have been taken into account as a reduction of the Aggregate Consideration in the adjustment proceedings according to Section 2.10;

(2) the Purchaser or the Acquired Companies have recovered any amount claimed by Purchaser under Section 6.04 from a third party (other than the Purchaser or an Affiliate of the Purchaser) or such amounts are increased as a result of the Purchaser, any Affiliate of the Purchaser or any Acquired Company after Closing failing to mitigate the damage by the application of due care;

(3) the relevant Taxes relate to income that can be offset against any loss carry forwards or loss carry-backs or to the extent any other Tax relief or Tax benefits can be used to offset taxable income or to otherwise reduce the relevant Tax liabilities, always to the extent that such loss carry forwards or loss carry-backs, Tax relief or benefits relate to the period ending on the Closing Date (provided that in case of Straddle Periods, Section 6.04(b) shall apply mutatis mutandis); provided, that the relevant tax authorities have approved, or not rejected or revised, such Tax offset, refund, credit or benefit;

(4) the Acquired Companies or their successors have received a Tax refund or credit (including any interest received), which shall also include any Tax provision that is under applicable GAAP permitted to be released or have obtained the benefit from any pre-closing tax losses carried forward or any other saving or other benefit from Tax attributes of the Acquired Companies, always to the extent that such refunds, credits, tax-losses carried forward or other Tax attributes relate to periods ending on or before the Closing Date (provided that in case of Straddle Periods, Section 6.04(b) shall apply mutatis mutandis), provided, that the relevant tax authorities have approved, or not rejected or revised, such Tax refund, credit or benefit;

(5) the relevant Tax liabilities result from (i) any change in the accounting and taxation principles or practices of the Acquired Companies (including methods of submitting Tax returns), (ii) any measures affecting their corporate structure or Tax residence, including any retro-active mergers, (iii) the realisation, after the Closing Date, of any unrealised profit on any hidden reserves existing at the Closing Date, in each case of (i) through (iii) above, to the extent such changes or measures are introduced, implemented or executed after the Closing Date;

(6) the Purchaser has not complied with its obligations under Section 6.06 and the Selling Shareholders can credibly show (glaubhaft machen) that such non-compliance has caused or increased the amounts which the Purchaser could otherwise claim under this Section 6.04;

(7) the relevant Tax liabilities are caused by an amendment of any Tax return after the Closing Date (other than the pending amendment of Tax returns related to the US Tax Provision (as defined below)), unless such amendment was required by Law or to fix an incorrect Tax Return.

(e) Time limitation. The liability of the Selling Shareholders to indemnify the Purchaser for Pre-Closing Tax Liabilities of the Acquired Companies shall lapse upon the earlier to occur of:

(1) six months following the expiration of the applicable statute of limitations; or

(2) six months following receipt by an Acquired Company or its successor of a final and non-appealable decision (assessment); or

(3) the tenths anniversary of the Closing Date,

except for any claims by the Purchaser under this Section 6.04 for which arbitration proceedings in accordance with Section 11.06(b) have been properly commenced by that time.

(f) Relationship to other remedies. Any obligation of the Selling Shareholders to indemnify, reimburse or otherwise be liable for Pre-Closing Tax Liabilities of the Acquired Companies is exclusively governed by and subject to the terms of this Section 6.04. For the sake of clarity, it is expressly agreed that the limitations of Section 10.01, Section 10.02 and Section 10.03 shall not apply to the indemnifications agreed in this Section 6.04, but Section 10.04 shall apply, to the extent not inconsistent with the terms of this Section.

Section 6.05 Tax Refunds.

Any refunds or credits for Taxes paid by any Acquired Company or their successors after the Closing Date which relate to taxable periods ending on or before the Closing Date or to a Straddle Period (which shall also include any Tax provision that is under applicable GAAP permitted to be released) shall be taken into account to reduce the liability of the Selling Shareholders under Section 6.04, but the Selling Shareholders shall otherwise not be entitled to any such refunds or credits, except to the extent that the ultimately realized exposure with respect to sales Taxes in the United States in general, and in the specific states listed in Document “Nano Di DD\07-Q&A\04-USA\02 – Taxes\14-General information on corporate taxation\14.1_Status Steuern.pdf” in the VDR, in particular, is less than USD 200,000 (the “US Tax Provision”). With respect to the US Tax Provision, the Parties agree that the Purchaser will promptly account for and pay to the Selling Shareholders the amount of any difference by which the US Tax Provision exceeds the amount of the Tax liability ultimately payable to the US Tax authorities upon final settlement of the Tax matter for which the US Tax Provision was established.

Section 6.06 Handling of Tax Matters after Closing; Notice and Procedure.

After Closing, the Purchaser shall, and shall procure that the Acquired Companies:

(a) handle all Tax matters relating to periods ending on or before the Closing Date or to Straddle Periods in full cooperation and consultation with the Selling Shareholders and prepare and file, or procure to be prepared and filed, when due all Tax Returns required to be filed by or on behalf of the Acquired Companies, which relate to such periods in consultation and cooperation with the Selling Shareholders and in a manner consistent with the prior practice of the Acquired Companies (except if such practice is in violation of applicable Law);

(b) promptly and in any case within 15 Business Days after receipt by the Purchaser or any Acquired Company of any written notice of any Audit or of all other Tax matters relating to periods ending on or before the Closing Date or to any Straddle Period inform the Selling Shareholder thereof and provide the Selling Shareholders copies of the documents and all other information material necessary to determine the underlying facts and the amount of any potentially involved Taxes;

(c) permit the Selling Shareholders and their Representatives to participate in Audits and in all discussions, negotiations, correspondence and proceedings with Tax Authorities relating to such Audits or other Tax matters relating to periods ending on or before the Closing Date or to Straddle Periods.

(d) procure that the Selling Shareholders will continuously be informed of the ongoing process of any Audits and other Tax matters relating to periods ending on or before the Closing Date or to Straddle Periods and that the Selling Shareholders and their Representatives are given the opportunity to discuss with the Purchaser all measures in connection with Audits and other Tax matters relating to such periods;

(e) procure that no admission of liability, compromise, acknowledgement or settlement during or at the end of an Audit or other Tax matter relating to periods ending on or before the Closing Date or any Straddle Period and no binding statement is made without the prior written consent of the Selling Shareholders (such consent not to be unreasonably withheld), unless required by applicable Law,

(f) at the request of the Selling Shareholders and at their cost (for the avoidance of doubt excluding reimbursement of any internal costs of the Purchaser and the Acquired Companies), object or appeal and, if necessary, take legal action against a revised assessment of Taxes by tax counsel selected by the Selling Shareholders reasonably acceptable to the Purchaser and according to the directions and instructions of the Selling Shareholders; the same shall apply to any withdrawal or amendment of such an objection, appeal or legal action; and

(g) grant and procure that the Acquired Companies grant, access to all books, business records and documents of the Acquired Companies during normal business hours to the extent such books, business records and documents relate to the time period ending on the Closing Date. The Selling Shareholders and their Representatives shall be entitled to make copies of such documents.

Article VII
Further indemnities

Section 7.01 Further Indemnities

(a) The Selling Shareholders undertake to indemnify and hold harmless the Purchaser and the Acquired Companies from and against all liabilities, obligations, costs and expenses reasonably incurred in relation to or arising from any of the following:

(1) incorrect, invalid or missing documentation of previous transfers of shares or the loss of share certificates of the Acquired Companies prior to Closing;

(2) a liability of the Company to pay social security contributions, source taxes, or pension contributions in connection with the Exit Bonus Plan or with the Effective Closing Consideration and Earn-Out Consideration. Each of the Selling Shareholders undertakes to deliver a written notice to the Purchaser and the Company, if, and as soon as, any payment is made on account of the Exit Bonus Plan to any of the recipients thereof;

(3) any material non-compliance of the distribution agreements or the agency agreements of the Acquired Companies with any applicable competition law provisions prior to the Closing Date;

(4) any claims for compensation of clientele under the distribution agreements or the agency agreements of the Acquired Companies for any periods prior to the Closing Date to the extent such claims have arisen before the Closing Date or relate to the period up to and including the Closing Date, except in case that the relevant distribution or agency agreement was terminated (i) by the Acquired Companies after the Closing Date without a valid reason attributable to the distributor or agent or (ii) by the relevant distributor or agent for a valid reason attributable to the Acquired Companies, in which case the Selling Shareholders are not liable for claims for compensation of clientele; and

(5) any claims for additional payments and/or compensation due to a reclassification of Contractors as employees under applicable Law relating to the period before Closing.

For the sake of clarity, it is expressly agreed that the limitations of Section 10.01 through Section 10.03 shall not apply to the indemnifications agreed in this Section 7.01(a), except for Section 10.03(h). But, for the avoidance of doubt, compliance with Section 10.04 (where applicable by its terms and not inconsistent with the terms of this Section) shall be required. With respect to matters under Section 7.01(a)(2) above, the Selling Shareholders shall have the same rights as under Section 6.06 and Section 6.04(d)(6) which shall apply by analogy.

(b) The indemnities under this Section 7.01 shall be limited in time and lapse at the following points in time:

(1) with respect to Section 7.01(a)(1) and Section 7.01(a)(2): at the 10th anniversary of the Closing Date;

(2) with respect to Section 7.01(a)(3), (4) and (5): at the 3rd anniversary of the Closing Date,

except (in each case) for any claims for which arbitration proceedings in accordance with Section 11.06 have been commenced by that time.

Article VIII
Conditions to the Closing

Section 8.01 Conditions to the Obligations of Each Party.

The obligations of the Purchaser and the Selling Shareholders to consummate the Closing are subject to the satisfaction of the following conditions (any and all of which may be waived by Purchaser or the Selling Shareholders in whole or in part in such Party’s sole discretion):

(a) No Adverse Law or Order. No Law or Order shall have been enacted, entered or promulgated by any court of competent jurisdiction or Governmental Authority that makes illegal, or otherwise prohibits the consummation of the Transactions.

(b) Governmental Approvals. The Purchaser and the Selling Shareholders (or, where applicable, the Company) shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for the consummation of the Transactions.

(c) No Proceedings. No Proceeding shall be overtly threatened in writing or pending against Purchaser, Company or any Selling Shareholder (in his/her/its capacity as such) by any Governmental Authority arising out of, or connected with, the Transactions contemplated by this Agreement, that is reasonably likely to materially impair the ability of the Purchaser or the Selling Shareholders to consummate the Closing and the Transactions contemplated by this Agreement.

Section 8.02 Conditions to the Obligations of Purchaser.

The obligations of Purchaser to consummate the Transactions are subject to the satisfaction, or waiver by the Purchaser, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. The representations and warranties of each of the Selling Shareholders set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (other than the representations and warranties of the Selling Shareholders which are made as of a specified date (including the date of this Agreement), which shall be true and correct as of such date), except in each case where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Covenants. Each of the Selling Shareholders shall have performed, and complied in all material respects with each covenant or obligation required to be performed or complied with by such parties pursuant to this Agreement as of the Closing.

(c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Acquired Companies.

Section 8.03 Conditions to the Obligations of the Selling Shareholders.

The obligations of the Selling Shareholders to consummate the Transactions are subject to the satisfaction, or waiver by the Selling Shareholders, of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

(b) Covenants. Each of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed as of the Closing in all material respects.

Article IX
TERMINATION

Section 9.01 Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Selling Shareholders and the Purchaser;

(b) by Purchaser, on the one hand, and the Selling Shareholders, on the other hand, by written notice to the other, in each case if the Transactions have not been consummated on or before 30 Business Days from the date of this Agreement (which date may be extended by mutual written agreement of the Purchaser and the Selling Shareholders); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by Purchaser, on the one hand, or the Selling Shareholders, on the other hand, with written notice to the other, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which has become final and non-appealable and which enjoins or otherwise prohibits the Transactions (whereby in such case, Purchaser and the Selling Shareholders shall negotiate in good faith alternative transactions which shall be, to the extent possible substantially similar to the Transaction, or otherwise, if applicable, amend those terms of the Transaction which are the cause of such prohibition);

(d) by Purchaser by written notice to the Selling Shareholders, if Purchaser is not in material breach of any of its obligations under this Agreement, if (i) there has been a material breach of any representation or warranty of a Selling Shareholder contained in this Agreement such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of the Selling Shareholders contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that such material breach is not cured by the applicable Selling Shareholder during the 30-day period after Purchaser notifies the Company in writing of the existence of such material breach or material misrepresentation; or

(e) by the Selling Shareholders by written notice to the Purchaser, if the Selling Shareholders are not in material breach of any their obligations under this Agreement, if (i) there has been a material breach of any representation or warranty of the Purchaser contained in this Agreement such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) the covenants or obligations of the Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that such material breach is not cured by the Purchaser during the 30-day period after the Company notifies the Purchaser in writing of the existence of such material breach or material misrepresentation.

Section 9.02 Effect of Termination.

If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect and all further obligations of the Parties shall terminate and there shall be no Liability on the part of Purchaser, or the Selling Shareholders; provided that: (a) none of the Parties shall be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 9.02, Article XI (Miscellaneous), Section 5.06 (Confidentiality and Announcements), Section 10.03 (Limitations on Indemnification by Indemnifying Parties) and the Confidentiality Agreements.

Article X
Indemnification

Section 10.01 Survival Periods

(a) The representations and warranties of the Selling Shareholders contained in this Agreement shall survive the Closing as follows:

(i) with respect to the Fundamental Representations, until the earlier of (x) the expiration of the applicable statute of limitations and (y) the 10 year anniversary of the Closing Date;

(ii) with respect to Section 3.18 (Taxes), until the earlier of (x) six months following the expiration of the applicable statute of limitations and (y) six months following receipt of a final and non-appealable decision (assessment), but in no event later than the 10 year anniversary of the Closing Date;

(iii) with respect to all other representations and warranties contained in Article III, until the 18-month anniversary of the Closing Date (the first day following the last day of each of the foregoing survival periods, as applicable, the “Release Date”).

(b) The representations of Purchaser contained in this Agreement shall survive the Closing until the Purchaser’s obligation to pay the Earn-Out Consideration is fully paid or settled.

(c) Notwithstanding the foregoing, in no case shall the termination of the representations, warranties, covenants and agreements affect any claim for or arising out of or relating to fraud or willful misrepresentation.

(d) The Parties agree that if a Claim Notice in accordance with the terms herein is duly and timely delivered to the Selling Shareholders, in good faith and on reasonable grounds, with respect to an Indemnified Event occurring prior to the Release Date, then the lapsing of the representations and warranties shall not affect the claim specified in such Claim Notice, which claim shall, except where expressly provided otherwise herein, survive until finally resolved in accordance with Section 10.04, provided that arbitration proceedings are commenced by the relevant Party in accordance with Section 11.06 within six (6) months from the Release Date.

(e) Any claim (other than for fraud or willful misrepresentation) (i) with respect to which a Claim Notice was not duly and timely delivered to the Selling Shareholders prior to the Release Date in accordance with the terms hereof shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the Selling Shareholders shall have no liability with respect thereto.

The provisions of this Section 10.01 shall supersede the provisions in article 210 CO, the application of which is explicitly waived by the Parties.

Section 10.02 Indemnification by Indemnifying Parties

(a) Subject to the terms and conditions of this Article X, each Selling Shareholder (each, a “Selling Shareholder Indemnifying Party”), from and after the Closing shall, severally and not jointly (each in accordance with its applicable Indemnity Pro Rata Share), indemnify the Purchaser and/or at the election of the Purchaser, the relevant Acquired Companies and the successors and assigns of the foregoing (collectively, the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Losses to the extent directly arising from (each, a “Selling Shareholder Indemnified Event”):

(1) any failure of a representation or warranty made by any or all of the Selling Shareholders to be true and correct as of the date or dates such representation or warranty is made;

(2) any breach of any covenant or obligation by any or all the Selling Shareholder Indemnifying Party in this Agreement; and

(3) any fraud or willful misrepresentation by or on behalf of any or all of the Selling Shareholders.

(b) Subject to the terms and conditions of this Article X, Purchaser (together with the Selling Shareholder Indemnifying Parties, the “Indemnifying Parties”), from and after the Closing shall indemnify each Selling Shareholder and its successors and assigns, (collectively, the “Selling Shareholder Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”), and shall reimburse the Selling Shareholder Indemnified Parties for, any Losses to the extent directly arising from (together with the Selling Shareholder Indemnified Events, the “Indemnified Events”):

(1) any failure of a representation or warranty made by Purchaser in this Agreement to be true and correct as of the date or dates such representation or warranty is made;

(2) any breach of any covenant or obligation of Purchaser in this Agreement; and

(3) any fraud or willful misrepresentation by or on behalf of Purchaser.

Section 10.03 Limitations on Indemnification by Indemnifying Parties

(a) Disclosure: Subject to the following Section 10.03(c), the obligation of the Selling Shareholder Indemnifying Parties to indemnify for Losses in in accordance with Section 10.02(a)(1) shall be excluded if and to the extent that the matters, facts or circumstances that would otherwise give rise to a misrepresentation or breach of warranty have been fairly disclosed in writing by the Selling Shareholder Indemnifying Parties before the date hereof in this Agreement (including the Schedules hereto) or in the documents listed in Schedule 10.03 (the “Disclosure Documents”) which reflect the contents of the VDR made available by the Selling Shareholders to the Purchaser before the date hereof. A matter, fact or circumstance is deemed to be “fairly disclosed” if the disclosure allowed the Purchaser and its Representatives, applying due care, to identify and assess the impact of such matter, fact or circumstance on any of the Acquired Companies in light of the representations and warranties of the Selling Shareholders. An identical electronic storage device with the Disclosure Documents shall be held by each Party (and shall be promptly returned without having made copies to the Selling Shareholders in case this Agreement should be terminated).

(b) Exceptions to general data room disclosure: A fair disclosure in the Disclosure Documents does, however, not exclude the obligation of the Selling Shareholders to indemnify for Losses:

(1) to the extent resulting from a breach of the Fundamental Representation of the Selling Shareholders; and

(2) to the extent pertaining to the documents listed in Schedule 10.03(b)(2), which will not be deemed fairly disclosed, notwithstanding their inclusion in the VDR.

Article 200 CO is modified by Section 10.03(a) and Section 10.03(b) with regard to all information which is not fairly disclosed in the Disclosure Documents.

(c) The Escrow Fund shall be available to Purchaser Indemnified Parties to satisfy the indemnification obligations of the Selling Shareholder Indemnifying Parties pursuant to Section 10.02, subject to the terms of this Article X and the Escrow Agreement.

(d) Other than with respect to fraud or willful misrepresentation of a Selling Shareholder Indemnifying Party (solely with respect to such Indemnifying Party), the aggregate liability of any Selling Shareholder Indemnifying Party for indemnification under this Article with respect to

(1) the representations and warranties set forth in Section 10.01(a)(i) shall not exceed 100% of the respective portion of the Aggregate Consideration payable to such Selling Shareholder Indemnifying Party;

(2) the representations and warranties identified in Section 10.01(a)(ii) and Section 10.01(a)(iii) shall not exceed the Indemnity Pro Rata Share of such Selling Shareholder of CHF 4,000,000, and not exceeding in the aggregate for all Selling Shareholders CHF 4,000,000; and

(3) any and all obligations under or in connection with this Agreement (including obligations and liabilities for which a lower maximum applies) shall not exceed 100% of the respective portion of the Aggregate Consideration paid to such Selling Shareholder Indemnifying Party.

(e) Notwithstanding anything to the contrary contained herein, no Purchaser Indemnified Party shall be entitled to any indemnification (i) in respect of any claim for a Loss that does not individually exceed CHF 25,000 (the “De Minimis Amount”); and (ii) unless and until all claims for Losses exceeding the De Minimis Amount taken together exceed the amount of CHF 100,000 (the “Basket”), in which case (in the case of this clause (ii)) the Purchaser Indemnified Party may make claims for indemnification for all Losses exceeding the De Minimis Amount, and not only for the amount exceeding the Basket. The De Minimis Amount and Basket shall not apply with respect to claims for Losses in respect of the further indemnities provided pursuant to Section 7.01, the Fundamental Representations or with respect to fraud or willful misrepresentation.

(f) Any claim for Losses indemnifiable pursuant to Article X exceeding the Indemnity Pro Rata Share of the Selling Shareholder Indemnifying Parties (except for claims related to breaches of representations, warranties or covenants by a specific Selling Shareholder Indemnifying Party) shall be directed at all Selling Shareholders for their Indemnity Pro Rata Share of such Losses. Without derogating from the aforesaid, if any Purchaser Indemnified Party waives a claim, decides not to pursue a cause of action or elects not enforce a judgment or a settlement against one or more Selling Shareholders (for any reason whatsoever, including conflicting business arrangements, ease of collection and the like) then: (i) such a waiver will not be deemed to be a waiver or an estoppel of all or part of the claim against other Selling Shareholders and the Purchaser Indemnified Party will be able to bring or pursue a claim and/or collect the applicable Indemnity Pro Rata Share of any Losses regarding such a claim from such other Selling Shareholders, and (ii) a Selling Shareholder will not be entitled to raise a defense that such an action will result in a limitation of its indemnity obligation and will result in a reduction of the amount it should pay according to the terms of this Agreement.

(g) Claims made by a Purchaser Indemnified Party for indemnification under Section 10.02 shall be satisfied first from funds held in the Escrow Fund (based on the Selling Shareholder Indemnifying Party’s Indemnity Pro Rata Share of the Escrow Fund), and then by payment of cash or other immediately available funds by such Indemnifying Parties, in each case up to the amount of his, her or its Indemnity Pro Rata Share of any such Losses indemnifiable hereunder, subject to Section 10.03(d) and Section 10.03(e).

(h) Notwithstanding anything contained herein to the contrary, the liability of the Selling Shareholders to indemnify shall be reduced in the following instances, for the following Losses and by the following amounts which shall be deducted from the amount of otherwise indemnifiable Losses:

(1) any insurance proceeds received by any Purchaser Indemnified Party from any third-party insurer directly resulting from such Losses, net of any deductibles;

(2) indemnity or contribution amounts actually received from third parties directly attributed to such Losses;

(3) if and to the extent that the damage has been taken into account as a reduction of the Aggregate Consideration in the adjustment procedures contemplated in Section 2.10;

(4) the amount of any Losses resulting from a failure by Purchaser or any of its Affiliates to comply with an applicable duty to mitigate damage in accordance with Swiss Law;

(5) the amount of any Losses to the extent that they are covered by a specific provision, allowance or reserve made to cover the respective matter leading to the claim in the Financial Statements;

(6) the amount of any Losses that are caused or aggravated by a failure of the Purchaser to deliver a Claim Notice with respect to any claim as soon as practicable following its detection and in no event later than 30 days after becoming aware of the facts or circumstances giving rise to the alleged claim for indemnification;

(7) the amount of any Losses to the extent that, as a result of the related claim for indemnification or the facts underlying such claim, any Tax payable by Purchaser, any of its Affiliates or the Acquired Companies is reduced; provided, in the case of a reduction that is the result of a Tax refund or credit (including any interest received), which shall also include any Tax provision that is under applicable GAAP permitted to be released or the obtaining of a benefit from any pre-closing tax losses carried forward or any other saving or other benefit from Tax attributes of the Acquired Companies, that any such reduction of Loss is not later rejected or detrimentally revised by the applicable tax authorities;

(8) the amount of any Losses to the extent that they are attributable to acts or omissions of the Purchaser Indemnified Party or its Affiliates other than acts which they were legally required to do; and

(9) the amount of any Losses to the extent that they result from changes in applicable Law.

(i) In the event that a Purchaser Indemnified Party recovers, by means of insurance proceeds, indemnity or contribution for the same Losses for which the Purchaser Indemnified Party previously recovered from an Indemnifying Party, and such recovery results, in the aggregate, in excess recovery by such Purchaser Indemnified Party over and above the amount of the Losses such Purchaser Indemnified Party suffered in respect of a given claim, then such Purchaser Indemnified Party shall promptly inform the Indemnifying Parties thereof and repay such excess amount (up to the amount of such excess recovered amount) to the Indemnifying Parties.

(j) Except with respect to fraud or willful misrepresentation of an Indemnifying Party, or with respect to injunctive relief, if applicable, the indemnity obligations contained in this Article X shall be the sole and exclusive remedy of any Purchaser Indemnified Party for Losses in connection with this Agreement whether pursuant to Contract, tort or other theory of law.

(k) The Parties hereby agree that where one and the same set of facts or circumstances qualify under more than one provision entitling a Purchaser Indemnified Party to a claim for indemnification under this Agreement, then the maximum amount that may be claimed for indemnification with respect to such set of facts or circumstances shall be limited to the Losses suffered therefrom, subject to the provisions of this Section.

(l) The Purchaser Indemnified Party shall be required to use commercially reasonable efforts to mitigate the scope and effect of any and all Losses indemnifiable by the Indemnifying Parties hereunder.

(m) For avoidance of any doubt, for purposes of the indemnity obligations contained in this Article XI, any Losses of the Acquired Companies shall be deemed direct Losses of the applicable Purchaser Indemnified Party without needing to prove the same on a case-by-case basis.

(n) Any obligation of the Selling Shareholders to indemnify, reimburse or be liable for Pre-Closing Tax Liabilities of the Acquired Companies is exclusively governed by and subject to the terms of Section 6.04 (Tax Indemnity).

Section 10.04 Procedure for Indemnification; Third Party Claims

(a) Claim Notice. If an Indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification pursuant to Section 10.02, as applicable, the Indemnified Party shall, as soon as possible and in no event later than 180 days after becoming aware of the facts or circumstances giving rise to such claim, and on or prior to the applicable Release Date deliver to the applicable Indemnifying Parties a certificate signed on behalf of such Indemnified Party (the “Claim Notice”):

(i) stating that it believes that there is or has been a breach of or inaccuracy in a representation, warranty or covenant contained in this Agreement, or that such Indemnified Party is or may otherwise be entitled to indemnification under this Article X;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount which such Indemnified Party claims to be entitled to receive hereunder, which shall be an estimate of the amount of Losses such Indemnified Party claims to have so incurred or suffered (the aggregate amount of such estimate being referred to as the “Claimed Amount”) together with any supporting documentation; and

(iii) containing a brief description (based upon the information then possessed by Purchaser Indemnified Party) of the material facts known to the Purchaser Indemnified Party giving rise to such claim, together with supporting documentation.

The provisions of this Section 10.04(a) shall supersede and replace the provisions of article 201 CO, the application of which is explicitly waived by the Parties.

(b) Dispute Procedure. During the thirty (30) Business days’ period commencing upon the date that a Claim Notice is deemed duly delivered pursuant to clause above to the Indemnifying Party, such Indemnifying Party may deliver to the Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party either: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; or (ii) agrees that a portion, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no portion of the Claimed Amount is owed to the Indemnified Party. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice shall be referred to as a “Contested Amount”. Failure by an Indemnifying Party to deliver a Response Notice shall not be deemed an admission that the full Claimed Amount is the Agreed Amount or operate as a waiver of any of such Indemnifying Party’s rights under this Agreement or otherwise.

(c) Payment of Agreed Amount. Subject to the term, conditions and limitation set forth in this Article X, if the Indemnifying Party delivers to the Indemnified Party a Response Notice agreeing that the full Claimed Amount or an Agreed Amount is owed to the Indemnified Party, then during the Escrow Period, the Indemnifying Party shall promptly notify the Escrow Agent thereof and instruct the Escrow Agent to release the full Claimed Amount or the Agreed Amount, as applicable, from the applicable Escrow Fund and wire such amount to the applicable Indemnified Party. With respect to any payment hereunder, as long as any amount remains in the Escrow Fund in accordance with the terms hereof, indemnification shall be sought from the Escrow Fund. Only after the expiration of the Escrow Period, and provided that no amount remains in the Escrow Fund in accordance with the terms hereof, then within forty-five (45) Business Days following the delivery of such Response Notice to the Indemnified Party, the Indemnifying Parties shall pay the Claimed Amount or the Agreed Amount, as the case may be, to the Indemnified Party, in each case subject to the limitations set forth herein and in accordance with their respective Indemnity Pro Rata Share, if applicable.

(d) Resolution between the Parties. If the Indemnifying Party delivers to the Indemnified Party a Response Notice indicating that there is a Contested Amount, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount (and with due regard to any time limitations imposed on Indemnified Party to initiate any arbitration proceedings). If the Indemnified Party and the Indemnifying Party resolve such dispute, such resolution shall be binding and a settlement agreement stipulating the amount owed to the Indemnified Parties (the “Stipulated Amount”), shall be signed by the Indemnifying Party and the Indemnified Party, and (i) during the applicable Escrow Period, the Selling Shareholders shall notify the Escrow Agent thereof, or (ii) after expiration of the applicable Escrow Period, the Indemnifying Parties shall within forty-five (45) Business Days following the execution of such settlement agreement pay the Stipulated Amount to the Indemnified Parties subject to the limitations set forth herein and in accordance with their respective Indemnity Pro Rata Share, if applicable. If the Indemnifying Party and the Indemnified Party are unable to resolve the dispute related to the Contested Amount, each of the Indemnifying Party and the Indemnified Party has the right to refer the dispute for resolution in accordance with Section 11.06 (i.e. commence arbitration proceedings).

(e) Except as otherwise provided for in this Section 10.04, in the event that an Indemnified Party receives a notice of the assertion of any third-party claim from any Person (other than a Party hereto) (“Third Party Claim”) for which such Indemnified Party is or may be entitled to indemnification under this Article X, then the Indemnified Party shall deliver a written notice to the Indemnifying Party as promptly as reasonably practicable and in any event within the period indicated in Section 10.04(a). Subject to Section 10.04(a), a failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability except to the extent that the Losses were caused or aggravated by such failure or the defense of such Third Party Claim is materially prejudiced thereby. The Indemnifying Party shall, at its expense, be entitled to participate in any defense of such Third Party Claim and shall have the right to be consulted timely before any material decisions are made (in particular regarding means of appeal or strategic decisions) and to comment on any submission to be made on behalf of the Purchaser or any of the Acquired Companies or their respective successors in draft form and to receive copies of all pleadings, notices and communications in a timely manner with respect to the Third Party Claim to the extent that receipt of such documents does not adversely affect any material privilege relating to an Indemnified Party; provided, however, that the Indemnified Party shall have full control over the litigation, including settlement and compromise thereof. If the Indemnifying Party does not consent to any settlement of a Third Party Claim, such settlement shall not be determinative as to the existence of, or amount of, Losses or as to the entitlement of the Indemnified Party for indemnification in that respect hereunder. All reasonable costs and expenses incurred by the Indemnified Party in so defending a Third Party Claim for which the Indemnified Party is entitled to indemnification herein shall constitute Losses.

(f) With respect to any Third Party Claim subject to indemnification under this Article X: (i) both the Indemnified Parties subject to such Third Party Claim and the Indemnifying Parties shall keep the other Persons fully informed in all material respects of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) to the extent possible, the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(g) With respect to any Third Party Claim subject to indemnification under this Article X, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or has participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any Third Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(h) For the avoidance of doubt, the terms of this Section 10.04 shall not apply to the indemnification of the Selling Shareholders for Pre-Closing Tax Liabilities which is governed by the tax indemnity of Section 6.04 and as to which the terms of Section 6.06 shall apply.

Section 10.05 No Right of Contribution

No Selling Shareholder shall initiate any Proceeding for indemnification or contribution from the Acquired Companies or any Representative thereof (in their capacity as such), with respect to any indemnity claims arising under or in connection with this Agreement, to the extent that any Person is entitled to indemnification for such claim, and each Selling Shareholder hereby waives any such right of indemnification or contribution from each of the Purchaser and/or the Acquired Companies that it has or may have in the future.

Article XI
Miscellaneous

Section 11.01 Expenses.

All costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby are to be paid by the Party incurring such expenses, except to the extent otherwise provided herein.

Section 11.02 Notices.

(a) All notices, requests, demands, claims and other communications that are required or may be given under this Agreement shall be in writing and delivered by hand or sent (postage prepaid) or registered, certified or express post (return receipt requested) courier or by electronic transmission in .pdf or similar format to the following addresses:

If to the Purchaser:

Nano Dimension Ltd.

2 Ilan Ramon Street

7403635 Ness Ziona

Attn: Mr. Yoav Stern, CEO

Email: yoav.s@nano-di.com

With a copy to (which shall not constitute notice):

Sullivan & Worcester Tel-Aviv

28 Ha’arbaa St., Northern Tower 35th floor, Tel-Aviv

Attn: Oded Har-Even, Esq.

Email: ohareven@sullivanlaw.com

If to the Selling Shareholders:

Enzian AG
c/o Lambrigger Treuhand AG
Industriestrasse 49
CH-6302 Zug
Switzerland
E-Mail: [**]

and to

Andre Müller
Sunnerainstrasse 48
CH-6353 Weggis
Switzerland
E-Mail: [**]

With a copy (which shall not constitute notice) to:

Lenz & Staehelin

Attn: Matthias Wolf

Brandschenkestrasse 24

CH-8027 Zurich
Switzerland

Fax number: +41 58 450 80 01

E-Mail: [**]

or to such other address with respect to a Party as such Party notifies the other in writing as provided above.

(b) Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by post or courier shall be deemed delivered when received. Notices given by electronic transmission shall be deemed to be delivered at the time such notices are sent to the relevant addresses above, if no delivery failure or error messages are received by the sender. Irrespective of the delivery or receipt of a notice, any notice given hereunder shall be deemed to have been timely given, if dispatched or sent prior to the expiry of a term or deadline set forth in this Agreement (if any), but the recipient shall be under no obligation to perform any act under this Agreement before it, he or she has received such notice.

Section 11.03 Third Party Beneficiaries.

This Agreement does not benefit or create any right, remedy or claim of any Person other than the Parties. Except as specifically set forth or referred to in this Agreement, this Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

Section 11.04 Complete Agreement.

This Agreement, including the Schedules and Exhibits hereto, and the other written agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties on the date of this Agreement, including the Transaction Documents, constitute the entire agreement and understanding among the Parties with respect to the subject-matter hereof, and supersede all other and prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party or by any director, officer, member, partner, employee, agent, Affiliate or Representative of any Party in their capacity as such, other than the Confidentiality Agreements entered into by the Company and Purchaser dated as of February 6, 2021 and March 18, 2021 (the “Confidentiality Agreements”).

Section 11.05 Headings; References.

The titles, captions or headings contained in this Agreement are for convenience of reference only and are not intended to be a part of this Agreement and do not affect the interpretation or construction hereof. When a reference is made in this Agreement to a Section or an Article, such reference is to a Section or Article of this Agreement unless otherwise indicated.

Section 11.06 Governing Law; Jurisdiction.

(a) This Agreement (including any claim or controversy arising out of or relating to this Agreement and the Transaction Documents) shall be governed by, and construed in accordance with Swiss law, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date when the Notice of Arbitration (as defined therein) is submitted in accordance with these rules. The number of arbitrators shall be one or three, and the seat of the arbitration shall be in Zurich (Switzerland). The arbitral proceedings shall be conducted in English. Documents in German or French language do not have to be translated for the arbitral tribunal.

Section 11.07 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only as broad as is enforceable.

Section 11.08 Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signature to this Agreement delivered by facsimile or in .PDF, as a scan copy or in similar format by electronic mail will be sufficient for all purposes between the Parties.

Section 11.09 Rules of Construction.

The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 11.10 Amendments and Waivers.

(a) This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Selling Shareholders (provided no amendment may be entered into which discriminates any specific Indemnifying Party, without the prior written consent of such specific Indemnifying Party).

(b) Except as expressly set forth in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 11.11 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as otherwise set forth in this Agreement, this Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person, other than the Parties hereto and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, without obtaining the consent or approval of any other Party hereto (but with not less than 5 (five) Business Days’ advance written notice setting out the relevant facts and providing the names and addresses of the relevant proposed transferee), in whole or from time to time in part, to one or more of its Affiliates at any time; provided that, (i) the Purchaser remains fully liable with the transferee for any assigned obligation, (ii) before such transferee or assignee should cease to be an Affiliate of the Purchaser, the transferred or assigned rights or obligations must first be re-transferred or re-assigned to the Purchaser or transferred or assigned to an Affiliate of the Purchaser and (iii) the Selling Shareholders’ position shall not be materially impaired or prejudiced by such transfer or assignment. Promptly after any such transfer or assignment or delegation, the Buyer shall provide reasonable written information to the Selling Shareholders to allow them to verify compliance with this Section 11.11 and to determine to what extent any obligation or liability of the Selling Shareholders may no longer be owed to the Purchaser but to a transferee or assignee.

Section 11.12 No Right of Setoff.

The Purchaser shall not be entitled to set-off against any payment obligations owing by it to any of the Selling Shareholders under this Agreement, or any other certificate, agreement, document or other instrument to be executed and delivered by the Purchaser, as applicable, in connection with the transactions contemplated hereby, any claims that the Purchaser may have under such agreements against any of the Selling Shareholders.

Section 11.13 Selling Shareholders’ Representatives

(a) Each of the Selling Shareholders hereby designates and empowers Mr. Ernst Inderbitzin and Mr. Andreas Müller, each individually as his authorized representative and general attorney in fact under and in connection with this Agreement with the right of substitution.

(b) This power of attorney includes without limitation the power to exercise any rights, to fulfil any obligation and satisfy any condition, to negotiate, execute, modify and consummate any agreements or other documents, to give and receive any notices and to make or receive any other form of statement, instruction or other communication on behalf of the Selling Shareholders and/or any of them under this Agreement and in connection with the consummation of the Transaction, and to contest, negotiate, defend, acknowledge, compromise or settle any actions or claims and to authorize, effect and receive any payment from or to the Selling Shareholders or any of them hereunder.

(c) Each Selling Shareholder agrees that the Purchaser shall be entitled to rely on any notice given or action taken by the Selling Shareholders’ Representatives on behalf of the Selling Shareholders or any of them and that each such notice or action shall be binding on each Selling Shareholder as if such Selling Shareholder had given such notice or taken such action.

(d) For the payments to be made by the Purchaser at Closing or thereafter, the Sellers’ Representatives shall, on behalf of all the Selling Shareholders, designate one single money account in accordance with the terms of this Agreement, to be used by the Purchaser for such payments owed to all of the Selling Shareholders under this Agreement. Payment of such amount to such account will be due performance (Erfüllung) by the Purchaser of its respective obligation(s) vis-à-vis all the Selling Shareholders, and the Purchaser shall have no obligation and not be liable in respect of the distribution of such amount among the Selling Shareholders.

(e) The power of attorney pursuant to this Section 11.13 is deemed to be in force as long as it has not been revoked by a notice according to Section 11.02. If it is revoked, the Selling Shareholders shall at the same time designate and empower another Selling Shareholder or a third person as their Representative for purposes of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

Nano Dimension Ltd.

By:	/s/ Yoav Stern	By:	/s/ Zvi Peled
Name:	Yoav Stern	Name:	Zvi Peled
Title:	Chairman and CEO	Title:	COO, ND

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

Enzian AG, Zug

By:	/s/ Linus Inderbitzin	By:	/s/ Ernst Inderbitzin
Name:	Linus Inderbitzin	Name:	Ernst Inderbitzin
Title:	Member of the board of directors	Title:	Member of the board of directors

Andreas Müller	Pierre Bernard Maréchal

By:	/s/ Andreas Müller	By:	/s/ Pierre Bernard Maréchal
Name:	Andreas Müller	Name:	Pierre Bernard Maréchal

Franz Xaver Karl Strüby

By:	/s/ Franz Xaver Karl Strüby
Name:	Franz Xaver Karl Strüby

[Signature Page to Share Purchase Agreement]

Exhibit A

Draft Escrow Agreement

(See separate Document)

Schedule 1

List of Selling Shareholders

Selling Shareholder:	Shares Nos.	Number of Shares:	Seller’s Pro Rate Share:

Enzian AG, Zug c/o Lambrigger Treuhand AG Industriestrasse 49 6302 Zug Switzerland	1 – 1,244,779	1,244,779	44.4564 per cent.

Andreas Müller Sunnerainstrasse 48 6353 Weggis Switzerland	1,244,780 – 2,489,558	1,244,779	44.4564 per cent.

Pierre Bernard Maréchal Ch. de Champ Paquis 13 1071 Chexbres Switzerland	2,489,559 – 2,716,000	226,442	8.0872 per cent.

Franz Xaver Karl Strüby St. Martinstrasse 19 6430 Schwyz Switzerland	2,716,001 – 2,800,000	84,000	3.0000 per cent.

		Total: 2,800,000	Total: 100.0000 per cent.

Schedule 2.03(a)

Principles for calculating the earn-out and the post-closing adjustment

(See separate Document)

Schedule 2.12(c)(6)

Draft Assignment Agreement for the Company Shares

(See separate Document)

Schedule 2.12(c)(7)

Draft Assignment Agreement for the Shareholder Loans

(See separate Document)

Schedule 3.01(c)

Fundamental documents of the Acquired Companies

(See separate Document)

Schedule 3.01(d)

List of Members of the Acquired Companies

Schedule 3.04(b)

List of Shareholder Loans and outstanding amounts

Schedule 5.09

Observer Mandate Agreement

(See separate Document)

Schedule 10.03

VDR Index of Disclosure Documents

(See separate Document)

Schedule 10.03(b)(2)

List of VDR documents not to be considered as Disclosed

(See separate Document)